UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
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Petroleum Development Corporation

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PETROLEUM DEVELOPMENT CORPORATION
1775 Sherman Street, Suite 3000
Denver, Colorado 80203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 5, 2009

Denver Financial Center
Lobby Conference Room
1775 Sherman Street
Denver, Colorado 80203

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Petroleum Development Corporation (the “Company”) will be held at the Denver Financial Center, Lobby Conference Room, 1775 Sherman Street, Denver, Colorado 80203, on June 5, 2009, at 11:30 a.m., local time, for the following purposes, all as more fully described in the accompanying Proxy Statement:

(1)	To elect the two Director nominees identified in the attached proxy statement for a three-year term until the 2012 annual meeting of shareholders and until their successors are elected;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the year ending December 31, 2009; and

(3)	To consider such other business as may properly come before the meeting and at any and all adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 15, 2009, as the record date for determining the shareholders having the right to vote at the annual meeting or any adjournment or postponement thereof. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote is required to constitute a quorum.

Each shareholder is cordially invited to attend and to vote at this meeting in person. Shareholders who do not expect to attend are requested to sign and date the accompanying proxy card and return it promptly in the enclosed postpaid envelope.

By Order of the Board of Directors,

Daniel W. Amidon, Corporate Secretary

Denver, Colorado
April 30, 2009

PETROLEUM DEVELOPMENT CORPORATION
1775 Sherman Street, Suite 3000
Denver, Colorado 80203

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 5, 2009

Denver Financial Center
Lobby Conference Room
1775 Sherman Street
Denver, Colorado 80203

The accompanying proxy is solicited by the Board of Directors (“Board”) of Petroleum Development Corporation (“PDC” or the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on June 5, 2009, at 11:30 a.m. Mountain Time, and at any and all adjournments or postponements of the meeting, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed form of proxy are first being mailed to the shareholders of the Company on or about April 30, 2009.

The Company will bear the cost related to the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable and appropriate expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies by telephone and, to the extent necessary, other electronic communication, and personal interviews without additional compensation.

GENERAL INFORMATION

Who May Vote

Shareholders of Petroleum Development Corporation (“PDC” or the “Company”), as recorded in the Company’s stock register on April 15, 2009, may vote at the meeting. The outstanding voting securities of the Company as of April 15, 2009, consisted of 14,881,853 shares of common stock. Each share is entitled to one vote on each matter considered at the meeting.

How Proxies Work

The Board is asking for your proxy. Giving the Board your proxy means that you authorize the Board to vote your shares at the meeting in the manner you direct. You may vote for either or both Director Candidates, or you may withhold your vote from either or both of the Director Candidates. You may also vote for or against the other proposals, or abstain from voting. Cumulative voting is not permitted by the Company’s By-Laws in the election of Directors.

If your shares are held in your name, you can vote by completing, signing and dating your proxy card and returning it in the enclosed envelope.

If you give the Board your signed proxy but do not specify how to vote, your shares will be voted in favor of the Director Candidates named on the proxy and in favor of the ratification of the outside auditors.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote. Check the voting form used by that firm to see what voting options you have available and to determine what procedures you must follow.

Revoking a Proxy

You may revoke your proxy before it is voted by:

.	Submitting a new signed proxy with a later date;
.	Notifying PDC’s Secretary in writing before the meeting that you wish to revoke your proxy; or
.	Appearing at the meeting, notifying the Inspector of the Election that you wish to revoke your proxy, and voting in person at the meeting. Merely attending the meeting will not result in your revoking your proxy.

If you hold your shares through someone else, such as a stockbroker, you will need to follow the directions they give you to revoke a proxy or otherwise vote at the meeting.

Quorum

In order to carry on the business of the meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by PDC itself, are not voted and do not count for this purpose.

Votes Needed

The Director Candidates who receive the most votes will be elected to fill the available seats on the Board. There is no provision in the Company’s By-Laws which requires Director Candidates to receive a majority of the votes cast to be elected. Approval of the other proposal requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority from the owner of the stock to vote on a particular proposal. Although there are no controlling precedents under Nevada law regarding the treatment of broker non-votes in certain circumstances, the Company intends to apply the principles presented herein.

Attending in Person

Only shareholders or their proxy holders and PDC’s guests may attend the annual meeting. For safety and security reasons, no cameras, audio or video recording equipment, large bags, briefcases or packages will be permitted in the meeting. In addition, each shareholder and guest may be asked to present valid, government-issued picture identification, such as a driver’s license, before being admitted to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 15, 2009, the record date for voting. Shareholders who do not present such information at the meeting will be admitted upon verification of ownership at the admissions counter.

Conduct of the Meeting

The Chairman has broad authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conclude the meeting within a reasonable period of time, there can be no assurance that every shareholder who wishes to speak on an item of business will be able to do so. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

Contact Information

If you have questions or need more information about the annual meeting, write to or call:

Corporate Secretary
Petroleum Development Corporation
1775 Sherman Street, Suite 3000
Denver, CO 80203
(303) 860-5800

For information about shares registered in your name, call PDC at 1-800-624-3821. You are also invited to visit PDC’s internet site at www.petd.com. Internet site materials are not part of this proxy solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 5, 2009: The Proxy Statement and Annual Report to Shareholders for the fiscal year ended December 31, 2008 are available at www.edocumentview.com/PETD.

PROPOSALS REQUIRING SHAREHOLDER VOTE

PROPOSAL 1 – ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY)

As of the date of this proxy statement and as permitted by the Company’s By-Laws, the Company’s Board of Directors (“Board”) has nine members divided into three classes. Directors are usually elected for three-year terms. The terms for members of each class end in successive years.

The Board has nominated two continuing Directors, Kimberly Luff Wakim and Anthony J. Crisafio, whose terms expire in 2009 at the annual meeting, to stand for election to the Board for a three-year term expiring in 2012. Steven R. Williams, the third continuing Director, has chosen not to stand for re-election. By resolution, the Board of Directors has decreased the size of the Board to eight members, effective as of the annual meeting. Ms. Wakim has served on the Board since 2003 and currently serves as Chair of the Compensation Committee and is a member of the Audit Committee and Nominating and Governance Committee. Mr. Crisafio has served on the Board since 2006 and currently serves as Chair of the Audit Committee and is a member of the Compensation Committee.

The appointed proxies will vote your proxy for the election of the two nominees unless you withhold your authority to vote for either or both of them. The Board does not contemplate that either of the nominees will become unavailable for any reason; however, if any Director is unable to stand for election, the Board may reduce its size or choose a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named or for a person who is not named in this proxy statement as a candidate for Director.

NOMINEES FOR A THREE YEAR TERM EXPIRING IN 2012

Name,		Year First
Principal Occupation for Past Five Years		Elected
and Other Directorships	Age	Director

ANTHONY J. CRISAFIO, a Certified Public Accountant, serves as an independent business consultant providing financial and operational advice to businesses and has done so since 1995. Additionally, Mr. Crisafio has served as the Chief Operating Officer of Cinema World, Inc. from 1989 until 1993 and was a partner with Ernst & Young from 1986 until 1989.	56	2006

KIMBERLY LUFF WAKIM, an Attorney and a Certified Public Accountant, is a Partner with the Pittsburgh, Pennsylvania law firm, Thorp, Reed & Armstrong LLP, where she serves as a member of the Executive Committee. Ms. Wakim has practiced law with Thorp, Reed & Armstrong LLP since 1990.	51	2003

CONTINUING DIRECTORS WITH TERM EXPIRING IN 2010

VINCENT F. D’ANNUNZIO has served as president of Beverage Distributors, Inc. located in Clarksburg, West Virginia since 1985.	56	1989

LARRY F. MAZZA is President and Chief Executive Officer of MVB Financial Corporation in Fairmont, West Virginia. He has been Chief Executive Officer since March 2005, and added the duties of President in January of 2009. Prior to such position, Mr. Mazza served as Senior Vice President Retail Banking Manager & President & CEO for BB&T and its predecessors in West Virginia, where he was employed from June 1986 to March 2005.	48	2007

RICHARD W. MCCULLOUGH was appointed Chief Executive Officer in June 2008 and Chairman of PDC’s Board of Directors in November 2008. From November 2006 until November 2008, he served as the Chief Financial Officer of the Company. Prior to joining PDC, Mr. McCullough served as an energy consultant from July 2005 to November 2006. From January 2004 to July 2005, Mr. McCullough served as President and Chief Executive Officer of Gasource, LLC, Dallas, Texas, a marketer of long-term, natural gas supplies. From 2001 to 2003, Mr. McCullough served as an investment banker with J.P. Morgan Securities, Atlanta, Georgia, and served in the public finance utility group supporting bankers nationally in all natural gas matters. Additionally, Mr. McCullough has held senior positions with Progress Energy, Deloitte and Touche, and the Municipal Gas Authority of Georgia. Mr. McCullough, a Certified Public Accountant, was a practicing certified public accountant for 8 years.	57	2007

CONTINUING DIRECTORS WITH TERM EXPIRING IN 2011

DAVID C. PARKE is a Managing Director in the investment banking group of Boenning & Scattergood, Inc., West Conshohocken, Pennsylvania, a full-service investment banking firm. Prior to joining Boenning & Scattergood in November 2006, he was a Director with Mufson Howe Hunter & Company LLC, Philadelphia, Pennsylvania, an investment banking firm, from October 2003 to November 2006. From 1992 through 2003, Mr. Parke was Director of Corporate Finance of Investec, Inc. and its predecessor Pennsylvania Merchant Group Ltd., investment banking companies. Prior to joining Pennsylvania Merchant Group, Mr. Parke served in the corporate finance departments of Wheat First Butcher & Singer, now part of Wachovia Securities, and Legg Mason, Inc., now part of Stifel Nicolaus.	42	2003

JEFFREY C. SWOVELAND has served as Chief Operating Officer of ReGear, Inc. (previously named Coventina Healthcare Enterprises), a medical device company that develops and markets products which reduce pain and increase the rate of healing through therapeutic, deep tissue heating, since May 2007. Previously, Mr. Swoveland served as Chief Financial Officer of Body Media, Inc., a life-science company specializing in the design and development of wearable body monitoring products and services, from September 2000 to May 2007. Prior thereto, Mr. Swoveland held various positions, including Vice-President of Finance, Treasurer and interim Chief Financial Officer with Equitable Resources, Inc., a diversified natural gas company, from 1994 to September 2000. Mr. Swoveland serves as a member of the Board of Directors of Linn Energy, LLC, a public, independent natural gas and oil company.	54	1991

JOSEPH E. CASABONA served as Executive Vice President and member of the Board of Directors of Denver- based Energy Corporation of America, a natural gas exploration and development company, from 1985 to his retirement in May 2007. Mr. Casabona’s responsibilities included strategic planning as well as executive oversight of the drilling operations in the continental United States and internationally. In 2008 Mr. Casabona assumed the title of Chief Executive Officer of Paramax Resources Ltd, a junior public Canadian oil & gas company (PMXRF) engaged in the business of acquiring and exploration of oil and gas prospects, primarily in Canada and Idaho.	65	2007

DIRECTOR COMPENSATION

For the 2008-2009 Board term, each Non-Employee Director was paid an annual fee of $55,000 and received 2,000 shares of restricted stock of the Company, which was awarded on the date of the 2008 annual meeting. The Presiding Independent Director was paid an additional fee of $27,500. Each Non-Employee Director received for services on each committee on which he or she served the following fees:

2008-2009 Director Term Committee Fees

		Non-Chair
Standing Committees of the Board	Chair	Member

Audit	$22,500	$10,000
Compensation	10,000	5,000
Executive	–	5,000
Nominating and Governance	7,500	2,500
Planning and Finance	7,500	2,500

In addition, in the fall of 2008 a Special Committee, consisting of Messrs. Crisafio, Mazza, Parke and Swoveland, was created to consider the potential repurchase of certain of the partnerships for which the Company is the managing general partner. Each Special Committee member was paid a fee of $7,500 in 2008. The Special Committee has not been active in 2009 to date.

Pursuant to the shareholder-approved 2005 Non-Employee Director Restricted Stock Plan, as of the date of each annual shareholders’ meeting of the Company, each Non-Employee Director will be awarded a specified number of shares of restricted stock as determined by the Board. Directors receiving restricted stock under the Restricted Stock Plan will have all of the rights of a shareholder including the right to vote the shares and receive cash dividends and other cash distributions. Restricted stock will be subject to the restrictions for the restricted period commencing on the date the stock is awarded.

Each Non-Employee Director may also choose to defer a portion or all of his/her annual cash compensation by participating in the Non-Employee Director Deferred Compensation Plan. The plan’s trustee invests all cash deposits received exclusively in the common stock of the Company.

On March 4, 2009, the Board of Directors approved compensation for the 2009-2010 Board year. Such compensation is principally the same as in the prior Board year with the exception that the Audit Committee Chair fee was raised from $22,500 to $27,500 and, as a result of the decrease in price of the Company’s shares, the portion of annual compensation received in stock was increased from 2,000 to 4,000 restricted shares.

2008 Director Compensation

	Fees Earned
	or Paid	Stock
Name	in Cash(1)	Awards(2)	Total

Jeffrey C. Swoveland	$113,750	$137,216	$250,966
Steven R. Williams	20,136	—	20,136
Vincent F. D’Annunzio	71,250	136,300	207,550
Kimberly Luff Wakim	73,750	160,119	233,869
David C. Parke	88,750	137,216	225,966
Anthony J. Crisafio	82,500	158,390	240,890
Joseph E. Casabona	67,500	123,753	191,253
Larry F. Mazza	68,750	123,753	192,503

(1)	Compensation paid to Messrs. Williams and McCullough for their services as executive officers is shown in the Summary Compensation Table; neither received additional compensation for services as a director while serving concurrently as an executive officer. Pursuant to an agreement dated August 29, 2008, Mr. Williams ceased employment at the Company on September 30, 2008, at which time he began earning fees as a non-employee director.

Compensation paid to each of Messrs. Swoveland, Parke, Crisafio and Mazza include fees earned of $7,500 for services rendered on a special committee commenced during 2008 as described above.

Mr. D’Annunzio deferred 100% of his 2008 fees pursuant to the stock purchase election under the Company’s Non Employee Deferred Compensation Plan.

(2)	Awards reflect the Company’s expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with Statement of Financial Accounting Standards No. 123R. The Company’s expense recognized for awards varies due to different tenure. For 2008 grants, the grant date fair value for each non-employee director restricted stock award of 2,000 shares is $142,700. Mr. Williams did not receive a non-employee director restricted stock award upon his retirement as chief executive officer; however, on March 4, 2009, Mr. Williams received a restricted stock award of 1,500 shares, representing the pro-rata portion of the 2008-2009 Board term non-employee director restricted stock award.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL #1. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE. THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDERS’ SPECIFICATIONS. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTE.

PROPOSAL 2 – RATIFICATION OF SELECTION OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee and the Board have ratified the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm with respect to its year ending December 31, 2009. The Board is submitting the appointment of PwC to the shareholders for ratification. If the appointment of PwC is not ratified, the Board will require the Audit Committee to reconsider its selection. A representative of PwC is expected to be present at the meeting, will have an opportunity to make a statement if he or she so desires, and will also be available to respond to appropriate questions. It is not expected that representatives of KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm for 2006, will be present at the 2009 Annual Meeting of Shareholders.

On May 24, 2007, the Audit Committee recommended, and the Board ratified, the dismissal of KPMG as its independent registered public accounting firm. On May 24, 2007 the Audit Committee recommended and the Board of Directors ratified the engagement of PwC as the Company’s independent registered public accounting firm with respect to its fiscal year ending December 31, 2007.

During the Company’s fiscal years ended December 31, 2006 and 2005, and through May 24, 2007, the Company did not consult with PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that PwC concluded was an important factor considered by the Company in reaching a decision as to any of the accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a disagreement, as that term is defined in paragraph 304(a)(1)(iv) of Regulation S-K, or a reportable event required to be reported under paragraph 304(a)(1)(v) of Regulation S-K.

The audit reports of KPMG on the consolidated financial statements of the Company as of December 31, 2006, and for the three years ended December 31, 2006, contained no adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

The audit report of KPMG on the Company’s consolidated financial statements as of December 31, 2006, and for the three years ended December 31, 2006, dated May 22, 2007, indicated that, as described in Note 1 to such consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and the Company changed its method of quantifying errors based on SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, in 2006.

The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that:

(1)	KPMG’s report as of December 31, 2006, includes an explanatory paragraph stating that “the Company acquired Unioil on December 6, 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, Unioil’s internal control over financial reporting associated with total assets of $26.1 million and total revenues of $0.3 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2006. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Unioil.”

(2)	KPMG’s reports indicate that the Company did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of material weaknesses on the achievement of the objectives of the control criteria as described below:

Material Weaknesses as of December 31, 2006, Identified in KPMG’s Report

•	The Company did not have effective policies and procedures to ensure the timely reconciliation, review and adjustment of significant balance sheet and income statement accounts. As a result, material misstatements were identified during the Company’s closing process in certain significant balance sheet and income statement accounts of the Company’s 2006 consolidated financial statements. This deficiency resulted in a more than remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.

•	The Company did not have effective policies and procedures, or personnel with sufficient technical expertise to ensure proper accounting for derivative instruments. Specifically, the Company’s internal control processes did not ensure the completeness of all derivative contracts related to oil and gas sales, and also did not ensure the determination of the fair value of certain derivatives. As a result, misstatements were identified in the fair value of derivatives and related income statement accounts of the Company’s 2006 consolidated financial statements. This deficiency resulted in a more than remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.

•	The Company did not have effective policies and procedures to ensure proper accounting for oil and gas properties. Specifically, the Company’s review procedures were not sufficient to ensure that the calculations of depreciation and depletion were performed accurately and that the capitalization of costs was performed in accordance with the applicable authoritative accounting guidance. As a result, misstatements were identified in 2006 in depreciation, depletion and amortization expense of the Company’s consolidated financial statements. This deficiency resulted in a more than remote likelihood that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected.

During the two years ended December 31, 2006, and the subsequent interim period through May 24, 2007, there were no: 1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its audit reports on the Company’s financial statements for such years, or 2) reportable events, except for the material weaknesses described above.

KPMG has been authorized to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the foregoing.

In connection with its change in independent registered public accounting firm, the Company provided KPMG with a copy of the foregoing statements and requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether KPMG agreed with the foregoing statements, and, if not, stating the respects in which KPMG did not agree. KMPG furnished the Company with such a letter, addressed to the SEC. A copy of KPMG’s letter was filed as an Exhibit to a Current Report on Form 8-K filed with the SEC on May 31, 2007.

Principal Accountant Fees and Services

	2008	2007

Audit fees(1)	$3,110,000	$3,516,203
Audit related fees(2)	2,192,650	238,771
Tax fees(3)	961,491	1,212,035
Other fees(4)	1,067,505	65,416

Total fees	$7,331,646	$5,032,425

(1)	Audit fees consist of the aggregate fees billed for professional services rendered for audit procedures performed with regard to the Company’s annual consolidated financial statements and the report on management’s assessment of internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting, including reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s annual consolidated financial statements and are not reported under “Audit fees.” Fees billed include primarily amounts related to the audits of the annual financial statements of the Company-sponsored drilling partnerships.

(3)	Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning for the Company and its Company-sponsored drilling partnerships.

(4)	All other fees consist of aggregate fees billed for products and services other than the services reported above. Fees billed in 2008 were primarily related to potential acquisition projects and, in 2007, fees billed were primarily related to the investigation of the potential offering of a Master Limited Partnership.

Audit Committee Pre-Approval Policies and Procedures

The Sarbanes-Oxley Act of 2002 requires that all services provided to the Company by its Independent Registered Public Accounting Firm be subject to pre-approval by the Audit Committee or authorized members of the Committee. The Audit Committee has adopted policies and procedures for pre-approval of all audit services and non-audit services to be provided by the Company’s Independent Registered Public Accounting Firm. Services necessary to conduct the annual audit must be pre-approved by the Audit Committee annually. Permissible non-audit services to be performed by the independent accountant may also be approved on an annual basis by the Audit Committee if they are of a recurring nature. Permissible non-audit services, which are not eligible for annual pre-approval, to be conducted by the independent accountant must be pre-approved individually by the full Audit Committee or by an authorized Audit Committee member. Actual fees incurred for all services performed by the independent accountant will be reported to the Audit Committee after the services are fully performed. The duties of the Committee are described in the Audit Committee Charter, which is available at the Company’s website under “Corporate Governance”.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL #2. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE. THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDERS’ SPECIFICATIONS. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK CAST AT THE MEETING REPRESENTED IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE MEETING IS REQUIRED FOR APPROVAL OF THIS PROPOSAL #2.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is composed of five Directors (four prior to October 2007) and operates under a written charter adopted by the Board of Directors. Each member of the Committee meets the independence requirements of Rule 5605(a)(2) of the NASDAQ’s listing standards. The duties of the Committee are summarized in this proxy statement under “Committees of the Board of Directors” and are more fully described in the charter, which is available at the Company’s website under “Corporate Governance.”

Management is responsible for the Company’s internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s Independent Registered Public Accounting Firm is responsible for performing an independent audit of consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Committee’s responsibilities include monitoring and overseeing these processes.

The Committee met 12 times during 2008 and the subcommittee related to the partnerships operated by the Company met an additional seven times. The Committee has continued to meet frequently during 2009. In addition to normal meetings to accomplish the work of the Committee, the Committee also held numerous meetings with the management of the Company and PricewaterhouseCoopers LLP (“PwC”) to review the progress on the implementation of improved internal controls early in the year, and regarding the causes, impacts and corrective measures related to the Company’s historical accounting errors and financial statements.

In this context, the Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2008 (the “audited financial statements”) with management and the Company’s Independent Registered Public Accounting Firm for 2008, PwC. The Committee also discussed with PwC the matters required to be discussed by Statement of Auditing Standards No. 61, as amended and PwC directly provided reports on significant matters to the Committee.

The Committee has received the written disclosures and the letter from PwC required by PCAOB Rule 3526 and has discussed with PwC its independence from the Company.

The Committee has discussed with management and PwC such other matters and received such assurances from them as the Committee deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Board approved the Committee’s recommendation to appoint PwC to serve as the Company’s Independent Registered Public Accounting Firm for 2009. In connection therewith, the Audit Committee considered whether the provision of non-audit services by PwC prior to their engagement was compatible with maintaining the Independent Registered Public Accounting Firm’s independence. This appointment is subject to ratification by the Company’s shareholders.

Anthony J. Crisafio, Chair
Joseph E. Casabona
David C. Parke
Jeffrey C. Swoveland
Kimberly Luff Wakim

AUDIT COMMITTEE
of the Board of Directors

ALL OTHER BUSINESS THAT MAY COME BEFORE THE 2009 ANNUAL MEETING

As of the date of this proxy statement, the Board is not aware of any matters to be brought before the 2009 Annual Meeting other than the matters set forth in this proxy statement. However, if other matters properly come before the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters pursuant to such proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
STOCKHOLDER MATTERS

The following table sets forth certain information regarding ownership of the Company’s common stock as of April 1, 2009, by (a) each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock; (b) each director of the Company; (c) each executive officer; and (d) all directors and executive officers as a group. As of April 1, 2009, 14,874,595 common shares of the Company were issued and outstanding. Except as otherwise indicated, the address for each of the named security holders is 1775 Sherman Street, Suite 3000, Denver, Colorado 80203.

	Number of		Percent of
	Shares		Shares
	Beneficially		Beneficially
Name and Address of Beneficial Owner	Owned		Owned

FMR LLC
82 Devonshire Street Boston, MA 02109	2,227,847	(1)	15.0%

Kayne Anderson Rudnick Investment Management, LLC
1800 Avenue of the Stars, 2nd Floor Los Angeles, CA 90067	1,423,798	(2)	9.6%

Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,030,032	(3)	6.9%

Richard W. McCullough	6,964	(4)	*

Steven R. Williams	208,634	(5)	1.4%

Gysle R. Shellum	−	(6)	*

Eric R. Stearns	70,295	(7)	*

Barton R. Brookman, Jr.	13,758	(8)	*

Daniel W. Amidon	3,104	(9)	*

Vincent F. D’Annunzio	19,783	(10)	*

Jeffrey C. Swoveland	12,993	(11)	*

Kimberly Luff Wakim	5,528	(12)	*

David C. Parke	6,559	(13)	*

Anthony J. Crisafio	3,900		*

Joseph E. Casabona	3,355		*

Larry F. Mazza	2,813		*

All directors and executive officers as a group (13 persons)	357,686	(14)	2.4%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	According to the Schedule 13G filed by FMR LLC with the SEC on February 17, 2009.
(2)	According to the Schedule 13G filed by Kayne Anderson Rudnick Investment Management, LLC with the SEC on February 10, 2009.
(3)	According to the Schedule 13G filed by Dimensional Fund Advisors Inc. with the SEC on February 9, 2009.
(4)	Excludes 44,329 restricted shares subject to vesting greater than 60 days after April 1, 2009; includes 1,666 shares subject to options exercisable within 60 days of April 1, 2009.
(5)	Excludes 13,070 restricted shares subject to vesting greater than 60 days after April 1, 2009.
(6)	Excludes 12,240 restricted shares subject to vesting greater than 60 days after April 1, 2009.
(7)	Excludes 30,875 restricted shares subject to vesting greater than 60 days after April 1, 2009; includes 5,857 shares subject to options exercisable within 60 days of April 1, 2009.
(8)	Excludes 26,046 restricted shares subject to vesting greater than 60 days after April 1, 2009.
(9)	Excludes 17,128 restricted shares subject to vesting greater than 60 days after April 1, 2009.
(10)	Excludes 5,335 common shares purchased pursuant to the Non-Employee Director Deferred Compensation Plan.
(11)	Excludes 339 common shares purchased pursuant to the Non-Employee Director Deferred Compensation Plan.
(12)	Excludes 1,046 common shares purchased pursuant to the Non-Employee Director Deferred Compensation Plan.
(13)	Excludes 571 common shares purchased pursuant to the Non-Employee Director Deferred Compensation Plan.
(14)	Excludes 143,688 restricted shares subject to vesting greater than 60 days after April 1, 2009, and 7,291 common shares purchased pursuant to the Non-Employee Director Deferred Compensation Plan; includes 12,734 shares subject to options exercisable within 60 days of April 1, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and holders of more than 10% of the common stock are required by regulations promulgated by the Commission pursuant to the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file. The Company assists officers and directors, and will assist beneficial owners, if any, of more than 10% of the common stock, in complying with the reporting requirements of Section 16(a) of the Exchange Act.

Based solely on its review of the copies of such forms received by it, the Company believes that for the year ended December 31, 2008, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were met with the following exceptions. On May 21, 2008, the broker for Steven R. Williams entered a large series of transactions. Some of these transactions were reported one day late due to the mechanics of submitting each of the transactions. The SEC has since issued guidance that such multiple transactions can be reported on one line item of a Form 4 with a range of transaction prices. On June 23, 2008, Kimberly Wakim, Director, entered a stock transaction, for which the Company timely submitted a Form 4, which was rejected on a technicality by the SEC; proper filing was effected on the following day.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and establish the Board’s policies on a number of corporate governance issues. The Guidelines are posted under “Governance Policies” in the Corporate Governance section of the Company’s internet site at www.petd.com. They are also available to any shareholder on request; see “Contact Information” above.

Board of Directors

The Company’s By-Laws provide that the number of members of the Board of Directors shall be designated from time to time by a resolution of the Board, and currently the designated number of Directors is nine, but such number will be reduced to eight effective on the date of the 2009 Annual Shareholders Meeting. The By-Laws provide that the Board shall be divided into three separate classes of directors which are required to be as nearly equal in number as practicable. At each annual meeting of shareholders one class of directors, whose term expires, will be elected to a term of three years. The classes are staggered so that the term of one class expires each year. There is no family relationship between any director or executive officer and any other director or executive officer of the Company. There are no arrangements or understandings between any director or officer and any other person pursuant to which the person was selected as an officer.

Director Independence

Subject to some exceptions and transition provisions, the NASDAQ listing standards generally provide that a director will not be independent if:

(A)	the director is, or at any time during the past three years was, employed by the Company;

(B)	the director or a member of the director’s immediate family has received from the Company compensation of more than $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence other than for service as a director; or compensation paid to a family member who is an employee of the Company (other than an executive officer);

(C)	the director is a family member of an individual who is, or at any time during the past three years was, an executive officer of the Company;

(D)	the director or a member of the director’s immediate family is a partner in, or a controlling person of, or an executive officer of any organization to which PDC made, or from which PDC received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more;

(E)	the director or a member of the director’s immediate family is employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers serves on the compensation committee of the other entity; or

(F)	the director or a member of the director’s immediate family is a current partner of PwC, the Company’s independent registered public accounting firm, or during the past three years was a partner or employee of either PwC or KPMG, the Company’s former independent registered public accounting firm.

Audit Committee members are subject to additional, more stringent NASDAQ and Exchange Act requirements.

The Board has reviewed business and charitable relationships between the Company and each non-employee director to determine compliance with the NASDAQ Listing standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s independence. The Board has determined that all non-employee directors are independent under NASDAQ Listing Rule 5605 and the Exchange Act with the exception of Steven R. Williams, the prior Chief Executive Officer of the Company.

Board Meetings and Attendance

The Board met nine times in 2008. Each of PDC’s directors attended at least 75% of the aggregate Board and committee meetings (on which he or she served) during 2008.

Annual Meeting Attendance

As specified in the Company’s Corporate Governance Guidelines, directors are strongly encouraged to attend the annual meeting of shareholders. All directors attended last year’s meeting.

Committees of the Board

The following table identifies the current membership and chair of the five standing committees of the Board.

				Nominating and	Planning and
Name	Audit	Compensation	Executive	Governance	Finance

Richard W. McCullough	–	–	Chair	–	Member
Jeffrey C. Swoveland	Member	–	Member	–	Member
Steven R. Williams	–	–	Member	–	–
Vincent F. D’Annunzio	–	Member	Member	Chair	–
Kimberly Luff Wakim	Member	Chair	–	Member	–
David C. Parke	Member	Member	–	Member	Chair
Anthony J. Crisafio	Chair	Member	–	–	–
Joseph E. Casabona	Member	–	–	–	Member
Larry F. Mazza	–	Member	–	Member	–

The non-employee directors generally meet in “executive sessions” without the presence of employee directors at their discretion in connection with each regularly scheduled Board meeting. Mr. Swoveland serves as Presiding Independent Director at these sessions; however, the other non-employee directors may, in the event of his absence, select another director to preside over a particular session.

Audit Committee

The Audit Committee, which met 12 times in 2008, is composed entirely of persons whom the Board has determined to be independent under NASDAQ Listing Rule 5605(a)(2), Section 301 of the Sarbanes-Oxley Act of 2002 and Section 10A(m)(3) of the Exchange Act. Mr. Crisafio chairs the Committee; other Audit Committee members are Ms. Wakim and Messrs. Parke, Casabona and Swoveland. The Board has determined that Mr. Swoveland, Ms. Wakim, Mr. Crisafio and Mr. Casabona qualify as audit committee financial experts as defined by SEC regulations and that all of the Audit Committee members are independent of management. The Audit Committee’s purpose is to assist the Board in monitoring the integrity of the financial reporting process, systems of internal controls and financial statements of the Company, and compliance by the Company with legal and regulatory requirements. Additionally, the Committee is directly responsible for the appointment, compensation and oversight of the independent auditors employed by the Company for the purpose of preparing or issuing an audit report or related work and to assess the need for an internal audit function and recommend its establishment when deemed appropriate.

In performing its responsibilities, the Audit Committee monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; monitors the independence of the Independent Registered Public Accounting Firm; and provides an avenue of communications among the Independent Registered Public Accounting Firm, management and the Board of Directors. The Board has adopted a Charter of the Audit Committee which is posted on the Company’s website. The Board continues to assess the adequacy of the Charter and will revise it as necessary.

Compensation Committee

The Board has determined that all members of the Compensation Committee are independent of the Company under Rule 5605(a)(2) of the NASDAQ’s listing standards. The Compensation Committee met 11 times in 2008. The Board has adopted a Compensation Committee Charter which is posted on the Company’s website.

The purpose and functions of the Compensation Committee are to (1) oversee the development of a compensation strategy for the Company; (2) oversee the administration of the Company’s compensation programs; (3) evaluate the performance of and set compensation for the Chief Executive Officer; (4) review and approve the elements of compensation for other executive officers of the Company; (5) negotiate the terms of employment agreements with executive officers of the Company; (6) review and recommend to the full Board compensation of the Company’s directors and changes in compensation levels to the Board of Directors; (7) approve equity grants and recommend equity-based incentive plans necessary to implement the Company’s compensation strategy; and (8) administer all equity-based incentive programs of the Company.

Compensation Committee Interlocks and Insider Participation.

There are no Compensation Committee interlocks.

Executive Committee

The purpose and functions of the Executive Committee are to exercise the powers and duties of the Board between Board meetings and, while the Board is not in session, implement the policy decisions of the Board. The Board has adopted an Executive Committee Charter which is posted on the Company’s website.

Nominating and Governance Committee

The Board has determined that all members of the Nominating and Governance Committee are independent of the Company under Rule 5605(a)(2) of the NASDAQ’s listing standards. The Nominating and Governance Committee met five times in 2008. The purpose and functions performed by the Committee are to (1) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the Director nominees for the next annual meeting of shareholders or fill any vacancies; (2) recommend to the Board corporate governance guidelines applicable to the Company; (3) lead the Board in its annual review of the Board’s performance; and (4) recommend to the Board Director nominees for each committee. The Board has adopted a Charter for the Nominating and Governance Committee. The Charter has been posted on the Company’s website.

Director Qualifications and Selection

The Board has adopted Director Nomination Procedures that prescribe the process the Nominating and Governance Committee will use to select the Company’s nominees for election to the Board. The Nominating and Governance Committee evaluates each candidate based on the candidate’s level and diversity of experience and knowledge (specifically within the industry and relevant industries in which the Company operates, as well as his or her general overall experience and knowledge), skills, education, reputation and integrity, professional stature and other factors that may be relevant depending on the particular candidate.

Additional factors considered by the Committee include the size and composition of the Board at a particular time, and allowing the Company to benefit from having a broad mixture of skills, experience and perspectives on the Board. Accordingly, one or more of these factors may be given more weight in a particular case at a particular time, no single factor would be viewed as determinative, and the Committee has not specified any minimum qualifications that the Committee believes must be met by any particular nominee. The Company’s Director Nomination Procedures are posted on the Company’s website.

The Committee identifies Director Candidates primarily through recommendations made by the Non-Employee Directors. These recommendations are developed based on the directors’ own knowledge and experience in a variety of fields, and research conducted by PDC staff at the Committee’s direction. The Committee also considers recommendations made by the employee directors, employees, shareholders, and others, including search firms. All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the guidelines. The Committee has the authority to engage consultants to help identify or evaluate potential Director Nominees but has not done so recently.

Shareholder Recommendations

The Company’s Nominating and Governance Committee will consider Director Candidates recommended by shareholders of the Company. Any shareholder who wishes to recommend a prospective Board nominee to the Committee should notify the Nominating and Governance Committee of the recommendation by writing to the Committee at the Company’s headquarters, or by sending the information via email to board@petd.com. All recommendations will be received by the Nominating and Governance Committee.

A submission recommending a candidate should include:

•	Sufficient biographical information to allow the Committee to evaluate the candidate in light of the guidelines;

•	An indication as to whether the proposed candidate will meet the requirements for independence under the NASDAQ guidelines;

•	Information concerning any relationships between the candidate and the shareholder recommending the candidate; and

•	Material indicating the willingness of the candidate to serve if nominated and elected.

Shareholder Nominations

Shareholders who wish to may nominate candidates for election to the Board. The Company’s By-Laws require shareholders who wish to submit nominations of persons for election to the Board of Directors at the annual meeting of shareholders to follow certain procedures. The shareholder must give written notice to the Corporate Secretary at Petroleum Development Corporation, 1775 Sherman Street, Suite 3000, Denver, Colorado 80203 or may email notice to board@petd.com, not later than 80 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting or within 10 days of the Company’s public announcement of the date of its annual shareholder meeting. The shareholder notice also must be received by the Company no earlier than 90 days prior to the annual meeting. The shareholder must be a shareholder of record at the time the notice is given. The written notice must set forth (a) as to each nominee all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (1) the name and address of the shareholder, as they appear on the Company’s books, and of such beneficial owner and (2) the class and number of shares of the Company’s securities that are beneficially owned by such shareholder and the beneficial owner; and (c) any material interest of such shareholder and such beneficial owner in such nomination.

Planning and Finance Committee

The purpose of the Planning and Finance Committee is to oversee the responsibilities of the Board relating to planning and finance, including: (1) to organize and oversee the Board’s participation in the development of the Strategic Plan and the risk assessment and management process; (2) to follow the progress in the implementation of the Strategic Plan and to advise the Board if additional Board action appears to be needed to assure successful implementation of the plan or if a need exists to revise the plan in the face of changing conditions or other factors; (3) to assure that management is addressing the personnel requirements for the successful implementation of the Strategic Plan; (4) to assure that a talent-rich organization is being developed to address both current and future leadership needs; (5) to assure that robust management development and succession planning processes are developed and implemented for management at all levels in the Company; and (6) to work with the CFO and other executive management regarding corporate financial matters including operating and capital budgets, capital structure, dividends, and other significant financial and capital issues. The Board has adopted a charter for the Planning and Finance Committee which is posted on the Company’s website.

CEO Succession

During 2007, Steven R. Williams communicated to the Board his intention to retire as CEO during 2008. The Board designated a committee comprised of five independent Board members serving at the time (Messrs. Swoveland (Chair), D’Annunzio, Parke and Crisafio and Ms. Wakim) to serve as a search committee for a new CEO and to recommend a successor to the Board. The Search Committee developed a process, identified and evaluated candidates, and recommended to the Board that Richard W. McCullough, the Company’s CFO, be the next CEO. In December 2007, the full Board announced the intended succession by Mr. McCullough, and on June 23, 2008, such appointment was implemented. Effective November 11, 2008, Mr. McCullough was additionally appointed as Chairman.

Communications with Directors

Shareholders wishing to communicate with the Board or a committee may do so by writing to the attention of the Board or Committee at the corporate headquarters or by emailing the Board at board@petd.com, with “Board” or the appropriate committee in the subject line.

Code of Business Conduct and Ethics

In January 2003, the Company adopted its Code of Business Conduct and Ethics, as amended (the “Code of Conduct”) applicable to all directors, officers, employees, agents and representatives of the Company and consultants. The Company’s principal executive officer, principal financial officer and principal accounting officer are subject to additional specific provisions under the Code of Conduct. The Company’s Code of Conduct is posted on its website at www.petd.com. In the event of an amendment to, or a waiver of, including an implicit waiver, the Code of Conduct, the Company will disclose the information on its internet website. The Board approved a waiver regarding any potential conflict related to the service of Mr. Swoveland on the Board of Directors of Linn Energy LLC. If the Board of Directors becomes aware of a potential conflict in the future, the Board of Directors will consider at that time whether or not to continue this waiver.

Policies and Procedures with Respect to Transactions with Related Persons

The Board has adopted a written policy for the review, approval and ratification of transactions that involve related parties and potential conflicts of interest.

The related party transaction policy applies to each director and executive officer of the Company, any nominee for election as a Director, any security holder who is known to own more than five percent of the Company’s voting securities, any immediate family member of any of the foregoing persons and any corporation, firm or association in which one or more of the Company’s directors are directors or officers, or have a substantial financial interest.

Under the related party transaction policy, a related person transaction is a transaction or arrangement involving a related person in which the Company is a participant or that would require disclosure in the Company’s filings with the SEC as a transaction with a related person.

The related persons must disclose to the Audit Committee any potential related person transactions and must disclose all material facts with respect to such interest. All related person transactions will be reviewed by the Audit Committee. In determining whether to approve or ratify a transaction, the Audit Committee will consider the relevant facts and circumstances of the transaction which may include factors such as the relationship of the related person with the Company, the materiality or significance of the transaction to the Company and the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company’s business and operations.

Since January 1, 2008 to the present, there was no transaction or series of transactions, or any currently proposed transaction, in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than five percent of the Company’s common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Indemnification of Directors and Officers

The Company’s By-Laws provide that the Company shall indemnify any director, officer, employee, or other agent of the Company who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Company, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if that person acted in good faith and in a manner that person reasonably believed to be in the best interest of the Company, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful.

The Company has entered into separate indemnification agreements with each of its Directors whereby the Company has agreed to indemnify the Director against all expenses, including attorneys’ fees, and other amounts reasonably incurred by the director in connection with any threatened, pending or completed civil, criminal, administrative or investigative action or proceeding to which such person is party by reason of the fact that he is or was a Director, as the case may be, of the Company, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe such conduct to be unlawful. The agreements provide for the advancement of expenses and that the Company has the right to purchase and maintain insurance on behalf of the director against any liability or liabilities asserted against such person, whether or not the Company would have the power to indemnify the person against such liability under any provision of the agreement. The Company has agreed to indemnify such person against expenses actually and reasonably incurred in connection with any action in which the person has been successful on the merits or otherwise. Indemnification must also be provided by the Company (unless ordered otherwise by a court) only as authorized in the specific case upon a determination that the indemnification of the person is appropriate because he or she has met the applicable standard of conduct described in the agreement made by (i) the Board of Directors, by a majority vote of a quorum consisting of Directors who are not parties to such action or proceeding, (ii) independent legal counsel in a written opinion or (iii) the shareholders of the Company.

Additional Information

The “Corporate Governance” section of the Company’s internet site contains additional information, including PDC’s Certificate of Incorporation and By-Laws; written charters for each Board committee; and Board policy statements.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the Company’s filings with the SEC are available to the public at the SEC’s website at http://www.sec.gov. These documents may also be viewed at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

EXECUTIVE OFFICERS

The current executive officers of the Company, their principal occupations for the past five years and additional information is set forth below.

				Directorship
			Director	Term
Name	Age	Position(s)	Since	Expires

Richard W. McCullough(1)	57	Chairman, Chief Executive Officer and Director	2007	2010
Eric R. Stearns	51	Executive Vice President	–	–
Gysle R. Shellum(2)	57	Chief Financial Officer	–	–
Barton R. Brookman, Jr.(3)	46	Senior Vice President Exploration and Production	–	–
Daniel W. Amidon	48	General Counsel and Secretary	–	–
R. Scott Meyers.(4)	34	Chief Accounting Officer	–	–

(1)	Mr. Williams retired as CEO effective June 23, 2008. Mr. McCullough was selected as his successor upon Mr. Williams’ retirement.

(2)	Mr. Shellum became Chief Financial Officer in November 2008.
(3)	Mr. Brookman was appointed to the executive position of Senior Vice President on March 8, 2008.
(4)	Mr. Meyers assumed the duties of Chief Accounting Officer on April 2, 2009. During 2008 and until April 2, 2009, Darwin L. Stump served in that position.

Richard W. McCullough was appointed Chief Executive Officer in June 2008 and Chairman in November 2008. Mr. McCullough also served the Company as President since March 2008. Mr. McCullough served as Chief Financial Officer from November 2006 until November 2008. Prior to joining PDC, Mr. McCullough served as an energy consultant from July 2005 to November 2006. From January 2004 to July 2005, Mr. McCullough served as President and Chief Executive Officer of Gasource, LLC, Dallas, Texas, a marketer of long-term, natural gas supplies. From 2001 to 2003, Mr. McCullough served as an investment banker with J.P. Morgan Securities, Atlanta, Georgia, and served in the public finance utility group supporting bankers nationally in all natural gas matters. Additionally, Mr. McCullough has held senior positions with Progress Energy, Deloitte and Touche, and the Municipal Gas Authority of Georgia. Mr. McCullough, a CPA, was a practicing certified public accountant for 8 years.

Eric R. Stearns was appointed Executive Vice President in March 2008. Prior to his current position, Mr. Stearns served as Executive Vice President Exploration and Production since December 2004, Executive Vice President Exploration and Development from November 2003 until December 2004, and Vice President Exploration and Development from April 1995 until November 2003. Mr. Stearns joined PDC as a geologist in 1985 after working at Hywell, Incorporated and for Petroleum Consultants.

Gysle R. Shellum was appointed Chief Financial Officer effective November 11, 2008. Prior to joining the Company, Mr. Shellum served as Vice President, Finance and Special Projects of Crosstex Energy, L.P., Dallas, Texas. Mr. Shellum served in this capacity from September 2004 through September 2008. Prior thereto from March 2001 until September 2004, Mr. Shellum served as a consultant to Value Capital, a private consulting firm in Dallas, where he worked on various projects, including corporate finance and Sarbanes-Oxley Act compliance. Crosstex Energy, L.P. is a publicly traded Delaware limited partnership, whose securities are listed on the NASDAQ Global Select Market and is an independent midstream energy company engaged in the gathering, transmission, treating, processing and marketing of natural gas and natural gas liquids.

Barton R. Brookman, Jr. was appointed Senior Vice President Exploration and Production in March 2008. Previously Mr. Brookman served as Vice President Exploration and Production since joining PDC in July 2005. Prior to joining PDC, Mr. Brookman worked for Patina Oil and Gas and its predecessor Snyder Oil for 17 years in a series of positions of increasing responsibility, ending his service as Vice President of Operations of Patina.

Daniel W. Amidon was appointed General Counsel and Secretary in July 2007. Prior to his current position, Mr. Amidon was employed by Wheeling-Pittsburgh Steel Corporation beginning in July 2004; he served in several positions including General Counsel and Secretary. Prior to his employment with Wheeling-Pittsburgh Steel, Mr. Amidon worked for J&L Specialty Steel Inc. from 1992 through July 2004 in positions of increasing responsibility, including General Counsel and Secretary. Mr. Amidon practiced with the Pittsburgh law firm of Buchanan Ingersoll PC from 1986 through 1992.

Darwin L. Stump was Chief Accounting Officer from November 2006 until April 2, 2009. Mr. Stump has been an officer of PDC since April 1995 and held the position of Chief Financial Officer and Treasurer from November 2003 until November 2006. Previously, Mr. Stump served as Corporate Controller from 1980 until November 2003. Mr. Stump, a CPA, was a senior accountant with Main Hurdman, Certified Public Accountants prior to joining PDC.

R. Scott Meyers was appointed Chief Accounting Officer on April 2, 2009. Prior to joining the Company, Mr. Meyers served as a Senior Manager with Schneider Downs Co., Inc., an accounting firm based in Pittsburgh, Pennsylvania. Mr. Meyers served in such capacity from April 2008 to March 2009. Prior thereto, from November 2002 to March 2008, Mr. Meyers was employed by PricewaterhouseCoopers LLP, the last two and one-half years serving as Senior Manager.

COMPENSATION COMMITTEE REPORT

This report has been provided by the Compensation Committee of the Board of Directors of the Company.

Kimberly Luff Wakim, Chair
Vincent F. D’Annunzio
Anthony J. Crisafio
Larry F. Mazza
David C. Parke

COMPENSATION COMMITTEE
of the Board of Directors
***

COMPENSATION DISCUSSION AND ANALYSIS

The Board has assigned to the Compensation Committee (the “Committee”) responsibility for developing and overseeing the Company’s compensation programs and executive compensation. The Committee consists entirely of independent Board members. The Committee has been authorized by the Board to make final determinations for all elements of compensation for the executive officers. Independent Board members who are not part of the Committee are often consulted as part of the Committee’s decision making process. The Committee also negotiates terms and approves all executive employment agreements and administers the Company’s long-term incentive plans.

Summary

The Committee’s overall goal is to design an executive compensation plan with the following characteristics:

•	Is fair to both the executive and the Company

•	Is competitive with compensation being paid by other oil and gas companies of similar size and complexity

•	Is competitive with companies located in the same geographic regions as the Company’s operations

•	Helps retain key executives

•	Avoids encouraging illegal or unethical activities

•	Rewards efforts that improve the performance of the Company

•	Is appropriate considering compensation of other employees in the Company

The Committee, working with nationally recognized compensation consultant Towers Perrin, (sometimes herein the “Consultant”) has developed and annually reviews and updates a peer group of companies to use to establish total level of compensation and components of compensation at competitive companies. Executive compensation includes salary, short-term incentive (cash bonus) and long-term incentive (stock or stock-based) compensation. In addition, executives participate in and benefit from the qualified retirement plan and other benefit programs available to all employees as well as to an executive retirement plan and other perquisites.

The peer group median compensation levels are the primary basis for salary, short-term and long-term incentive target levels. Position, contributions to company performance, future potential, skills and other factors are also considered. The Committee seeks to tie a large percentage of the short-term incentive to specific performance goals established within the first ninety (90) days of the year. In 2008, the Committee set a target for production growth and for earnings per share. In making its decision about the discretionary portion of the awards, positive factors the Committee considered included the timely and significant increase in oil and gas price hedging and its effectiveness in 2008, the elimination of the material weakness in the internal control over financial reporting, progress made in the accounting area, the installation and start-up of a new enterprise software system, and the very competitive level of the Company’s finding and development costs. Areas of concern included the high levels of G&A and operating costs. The Committee also considered the depth of the recession at the time of its determination and the rapid recent decline in oil and gas prices.

For long-term incentives the Committee first sets dollar targets based on the peer group levels and factors related to the individual executive, and then determines the number of shares to be awarded using valuation methods based on the average price for the preceding December (the December 2007 average closing price for 2008 awards) and adjusted for the type of award and the timing and likelihood of vesting. The Consultant assists the Company in evaluating the value of awards based on generally accepted valuation methods consistent with the compensation reported for SEC reporting.

The Committee also consults with the CEO regarding proposed peer group changes and for his evaluation of performance and suggestions for compensation of the other executive officers. Topics discussed with the CEO include individual executive achievement of key operating targets, participation in and support for development and execution of the Company’s strategic plan, management development and succession planning, the CEO’s assessment of the executives contributions to the Company’s success, and the limitations or shortcomings in the executives performance or potential. The NASDAQ listing rules forbid the CEO to be present during voting or deliberations with regard to the CEO’s compensation.

In 2008, using a similar method to establish compensation levels, for the six highest paid executives at the Company three were above the median total compensation and three were below the median total compensation.

The Committee also recommended, and the Board approved, changes to Board Compensation for 2008. As with the executive compensation, the peer group compensation was a primary factor used to determine competitive levels of cash and equity compensation for Board members.

COMPENSATION DESIGN

Compensation Philosophy and Objectives

The Committee’s philosophy is to provide compensation packages that will attract, motivate and retain executive talent and deliver rewards for superior performance and consequences for underperformance. The Committee considers many factors in establishing the compensation packages for the executive officers of the Company. The ultimate goal is to provide compensation that is fair to both the Company and the executive officers, that motivates behavior that will enhance the value of the Company, that avoids encouraging behavior that does not serve the best interests of the Company, and that will allow the Company to attract and retain executive officers.

The Committee believes the following characteristics of a compensation program contribute to the implementation of its philosophy:

•	Offer a total compensation program that is competitive with the compensation practices of those peer companies with which the Company competes for talent;

•	Tie a significant portion of executive compensation to the Company’s achievement of pre-established financial and operating objectives and to personal objectives established for each executive individually;

•	Provide a significant portion of overall compensation in the form of equity-based compensation in order to align the interests of the Company’s executives with those of the Company’s shareholders and to avoid excess focus on short-term results; and

•	Structure a significant proportion of total compensation in a fashion that promotes executive retention.

The Compensation Committee has been monitoring the ongoing global recession. No significant changes have been made in the compensation program at this time, although the short term bonus goals were shifted from the traditional focus on earnings and production to a focus on liquidity and debt levels, as the ultimate depth of the recession is still uncertain. On the other hand, no repricing or accommodation was made for past equity awards which are now worth a fraction of their value upon issuance, or for options that now have no exercise value.

Pay-for-Performance

The Committee believes that a significant portion of executive compensation should be closely linked to both the Company’s and the individual’s performance. The Committee’s pay-for-performance philosophy is reflected in the Company’s compensation practices, which tie a significant portion of executive compensation to the achievement of financial and operating objectives of the Company and also take into account personal objectives and performance. This philosophy is reflected in annual incentive awards, which are directly linked to the achievement of short-term financial and operating objectives set by the Committee and have potential payouts ranging from zero to as much as 180% of the target for each of the components. During 2008, the targets were based on production, earnings per share, and the Committee’s assessment of other factors related to the individual’s performance and development. Factors deemed particularly important in the Committee’s assessment of the discretionary portion of the STI for 2008 included increased and advantageous hedging, elimination of material weakness in internal reporting, dramatic increases in production and the overall growth of the Company, management’s efforts relating to the CEO transition and management’s efforts in improving the Company’s historical financial and accounting systems and reporting. The following table summarizes the criteria used in determining the 2008 bonus amount. The discretionary portion of the STI program permits the Committee to account for individual performance and differentiate among executives. The Committee also assesses individual executive performance with input from the CEO as well as other Board members and Committees. When determining what portion of the discretionary income to award, the Committee discusses each executive individually and considers all the available information.

Pay-for-Performance Table

				Percent of
	Lower			Total
	Threshold	Target	Maximum	Maximum
Criteria	Amount	Bonus	Bonus	Bonus

2008:
Production (Mmcfe)	35,000	37,000	39,000	40%
Diluted earnings per share	$2.55	$3.05	$3.55	30%
Discretionary evaluation	Compensation Committee Determination			30%

The Committee also ties compensation to performance through equity-based LTI awards that are designed to motivate executives to meet the Company’s long-term performance goals and to tie their interests to those of the shareholders. In 2008, the LTI awards are restricted stock which vest over time, and long-term incentive performance shares (“LTIP shares”). The LTIP shares will vest only if certain minimum thresholds of stock price appreciation are met. One-half of the LTIP shares will vest and be issued based upon an annual stock price increase of approximately 12%, with the starting price based on the average price of the stock in December preceding the award year. An additional 25% of the awarded LTIP shares will vest and be issued at an annualized hurdle rate of 16% and an additional 25% at 20%. The stock price used to determine if the LTIP shares will vest will be the average daily closing price for each of the three monthly periods: December 2010, 2011, and 2012 for the 2008 awards. Any shares not vested in 2010 and 2011 will remain eligible to be vested in future years; however, any unvested shares at December 31, 2012 will be forfeited. The Committee decided to use three measurement dates to take into account the volatility of energy prices and their impact on the stock price of the Company.

As a result of the structure of the STI and LTI compensation, a significant amount of variable compensation under the Company’s compensation program is contingent on the achievement of key financial and operating objectives of the Company and on increasing the value of the shares of the Company’s stock.

The Role of Equity-Based Compensation

The Company’s LTI program is an integral part of the Company’s overall executive compensation program. The LTI program is intended to serve a number of objectives including aligning the interests of executives with those of the Company’s shareholders and focusing senior executives on the achievement of well-defined, long-term performance objectives that are aligned with the Company’s corporate strategy, thereby establishing a direct relationship between compensation and shareholder value. The program also furthers the goal of executive retention, since the executive officer will forfeit any unvested awards in the event the officer voluntarily terminates employment with the Company without “good reason.”

Historically, the primary form of equity compensation awarded by the Company was qualified and non-qualified stock options, although such grants were not issued on a regular basis. This form was selected because of the favorable individual and corporate accounting and tax treatments provided by rules at the time, and the widespread use of stock options in executive compensation. Beginning in

2006, the accounting treatment for stock options changed as a result of the applicability of Statement of Financial Accounting Standards No. 123(R), making the use of stock options less attractive. As a result, the Committee assessed the desirability of granting only shares of restricted stock to executives, and concluded that shifting entirely to restricted stock would provide an equally motivating form of incentive compensation, while permitting the issuance of fewer shares, thereby reducing potential dilution to other shareholders. The Committee tied the value received by executives to performance for a portion of the equity compensation, thereby providing executives with a greater incentive to focus on the long-term appreciation of the stock. To accomplish this, a portion of the LTI for each executive consists of LTIP shares, which require both the passage of time and specified increases in the stock price to become vested.

In making long-term incentive awards, the Committee uses a pre-determined market-based value approach. The Committee determines the dollar value of awards in the marketplace using a valuation methodology. The Committee establishes the desired dollar value for each executive officer relative to the market. The corresponding number of equity instruments to be awarded is then determined using the same valuation methodology, based on prevailing factors in advance of the award date. The valuation for financial statement purposes is subsequently re-calculated based on the prevailing factors at the time of the award.

The value-based approach can cause the number of equity instruments needed to be granted from year to year to vary, even though the awards may have the same dollar value. This can be caused by, among other things, fluctuations in the Company’s common stock price at the time of grant. This issue is further addressed in the Long-Term Incentives section.

Mr. Williams announced his planned retirement in 2008, Mr. McCullough was named as Mr. Williams’ successor, and Mr. Riley resigned in early 2008. As a result, a large part of the executive team had new and expanded responsibilities in 2008. Largely as a result of relatively short tenure with the Company, the new executive team does not have a significant ownership position in the Company’s stock. As a result of these factors, and the additional and unusual demands of a major management transition, the Committee felt that a one-time award of Company stock, vesting over a 5-year time frame, would both compensate the management team for their additional efforts and provide a better link between their interests and those of the shareholders; in the aggregate 32,711 shares of restricted common stock were issued to Messrs. McCullough, Stearns, Brookman and Amidon in connection with this transition grant.

Use of Consultants and Benchmarking to Help Establish Target Compensation Levels

The Compensation Committee utilizes the compensation consulting services of Towers Perrin. Towers Perrin assisted the Committee with a review and revision of the peer group and conducted a competitive benchmarking of the Company’s executive and Non-Employee Director compensation programs. The Committee periodically assesses the effectiveness and competitiveness of the Company’s executive compensation structure with the assistance of Towers Perrin, and utilizes the assistance of Towers Perrin in assessing the value and cost of various proposed compensation arrangements. Towers Perrin is engaged by, and reports directly to, the Committee.

In developing its 2008 compensation objectives, the Committee compared the Company’s compensation levels with those of a group of 17 companies. These groups, collectively, are referred to as the “Peer Group.” This benchmarking is done with respect to each of the key annual elements of the Company’s executive compensation programs discussed above (salary, STI and LTI compensation), as well as the compensation of individual executives based on their position in the overall compensation hierarchy. The Committee uses data from the Peer Group to establish a dollar target level for each key element to deliver compensation to each executive at approximately the 50th percentile of the Peer Group, with adjustments made based on the executive’s individual performance. Targeting the 50th percentile helps ensure that the Company’s compensation practices will be competitive in terms of attracting and retaining executive talent, while performance based compensation provides for variations due to superior or sub-par performance. Because compensation for the Peer Group is for prior periods, the Committee attempts to anticipate future movements in compensation levels when it sets compensation targets. For example, when setting compensation for 2008, the most recent compensation information available was from the 2007 proxy statements for compensation paid in 2006. As more up to date information becomes available, it is reviewed by the Committee to evaluate whether future compensation plans should be adjusted to take unanticipated changes in actual compensation of the Peer Group into account.

The Peer Group used when determining 2008 compensation was comprised of the following companies:

• Unit Corporation	• Whiting Petroleum Corporation	• Cabot Oil & Gas Corporation
• Penn Virginia Corporation	• Berry Petroleum Company	• Bill Barrett Corporation
• Encore Acquisition Company	• Clayton Williams Energy	• Brigham Exploration Company
• St. Mary Land & Exploration	• Comstock Resources	• Venoco
• Rosetta Resources	• Petroquest Energy	• Parallel Petroleum
• Carrizo Oil & Gas	• Delta Petroleum

For determination of 2008 compensation, Forest Oil Corporation, Range Resources and Quicksilver Resources were eliminated from the prior year’s group because they had grown much larger than our Company. Six additions were made to the group, Venoco, Rosetta Resources, Petroquest Energy, Delta Petroleum, Parallel Petroleum and Carrizo Oil & Gas, to help keep the median revenue and market capitalization of the group consistent with the Company. The Committee believes that the Peer Group represents companies with similar operations, of similar complexity, and with which the Company believes it competes for executive talent.

The following chart shows the comparison by category for the median combined compensation for the highest paid executives of the Peer Group based on 2007 compensation adjusted for projected inflation increases, the target compensation levels set by the Committee for 2008. The special retention restricted stock award is included on an annualized basis.

Review of Overall Compensation

The Committee reviews for each of the executive officers the total dollar value of the officer’s annual compensation, including salary, STI, LTI compensation, perquisites, deferred compensation accruals and other compensation. The Committee also reviews shareholdings and accumulated unrealized gains under prior equity-based compensation awards, and amounts payable to the executive officer upon termination of the executive’s employment under various different circumstances, including retirement and termination in connection with a change in control. See 2008 Summary Compensation Table below.

Consideration of Prior Compensation

While the Committee considers all compensation previously paid to the executive officers, including amounts realized or realizable under prior equity-based compensation awards, the Committee believes that current compensation practices must be competitive to retain the executives in light of prevailing market practices and to motivate the future performance of the executive officers. Accordingly, wealth accumulation did not result in any reductions in current compensation levels. Furthermore, few of the current executive officers have been in such positions long enough to have made significant wealth accumulation from the Company, so this is not a significant current issue.

ELEMENTS OF EXECUTIVE COMPENSATION

Risk Assessment

The Compensation Committee evaluates risks and rewards associated with the Company’s overall compensation philosophy and structure. Management discusses with the Audit Committee, the Planning and Finance Committee and the Compensation Committee the processes that have been put in place to identify and mitigate, as necessary, potential risks in different areas. With respect to specific elements of compensation and risk analysis:

.	Base salary does not encourage risk-taking as it is a fixed amount and is set at market rates.
.	The annual incentive plan is designed to reward achievement of short-term performance metrics. Through a combination of plan design and Board and management procedures, undue risk-taking is mitigated. Specifically, the plan has a cap on the award for any individual and constitutes a relatively small portion (26% average) of total direct compensation for executive officers. Board and management procedures include ongoing management review and quarterly review of business performance by the Audit Committee and the Company’s internal disclosure committee.
.	A number of factors mitigate risks inherent in long-term equity compensation. Specifically, the Company has stock ownership requirements for senior executives. The Company has also used only restricted stock, not options, in 2008; this reduces the possible reward for risk taking as a fewer number of shares are granted and they do not lose all value if the price declines. Executive officers must also obtain permission from the Company’s General Counsel before the sale of any shares, even during a trading period.

Overview

To achieve the objectives of the executive compensation program, the Committee uses four elements of compensation in varying proportions for the different executive officers. These elements are base salary, STI, LTI, and other benefits. The Committee uses cash payments (base salary and STI), awards tied to the Company’s stock (LTI, which we also refer to as “equity-based compensation”) and non-cash benefits in its overall compensation packages. The Committee balances salary and performance-based compensation, and cash and non-cash compensation, in a manner it believes best serves the objectives of the Company’s compensation program. The Committee allocates among the different elements of compensation in a manner similar to the median allocation of the Peer Group, based on the level of the executive’s position. Generally, it is the policy of the Committee that, as income levels increase, a greater proportion of the executive’s income should be in the form of STI and LTI compensation. For example the Chief Executive Officer (“CEO”) of the Company receives a higher percentage of his compensation in the form of short and long term incentives compared to other executives and, correspondingly, a smaller percentage of his compensation in the form of salary, as is the case of CEOs in the Peer Group. The following table shows the breakdown of target compensation among the three elements (other than benefits) for 2007 and 2008 for each executive officer.

	Target Compensation for Elements
	as a Percentage of Total Target Compensation
	2007			2008
	Base	Bonus	Equity	Base	Bonus	Equity
Name	Salary	Target	Target	Salary	Target	Target

Steven R. Williams	33%	24%	43%	27%	24%	49%
Thomas E. Riley (1)	36%	22%	42%	–	–	–
Richard W. McCullough (2)	40%	20%	40%	29%	27%	44%
Gysle R. Shellum (3)	–	–	–
Eric R. Stearns	36%	23%	41%	33%	20%	47%
Barton R. Brookman, Jr. (4)	–	–	–	40%	20%	40%
Daniel W. Amidon	–	–	–	40%	20%	40%

(1)	Mr. Riley resigned as President of the Company effective March 9, 2008.

(2)	Mr. McCullough was selected as successor to the CEO upon Mr. Williams’ retirement as CEO on June 23, 2008. Mr. Williams was employed in an advisory position from June 23, 2008 until September 30, 2008.

(3)	Mr. Shellum joined the Company as Chief Financial Officer on November 11, 2008.

(4)	Mr. Brookman was appointed to the executive position of Senior Vice President on March 8, 2008.

Base Salary

The Committee annually reviews the base salaries of the CEO and other executive officers. Salaries are also reviewed in the case of promotions or other significant changes in responsibilities. In each case, the Committee takes into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices of the Peer Group. Base salary is intended to provide a baseline of compensation that is not contingent upon the Company’s performance.

After reviewing the Peer Group salary levels and considering individual performance, the Committee established 2008 Base Salary increases of 8.1% for the CEO and between 3.2% and 44.7% for other executive officers. Mr. McCullough’s base salary was increased by 44.7% to reflect the additional responsibilities he has assumed as President and the anticipated further increase in responsibilities upon his assumption of the CEO position later in the year. The increase in Mr. Brookman’s base salary for 2008 reflects his elevation in March 2008 to executive officer status. The total salary compensation of the executive officers approximated the mean of the Peer Group, although the spread between the highest and lowest is less than the Peer Group. Annual base salaries for the executive officers for 2007 and 2008 are shown in the following table:

Annual Base Salaries
Name	2007	2008
Steven R. Williams	$370,000	$400,000
Thomas E. Riley	292,500	–
Richard W. McCullough	235,000	340,000
Gysle R. Shellum	–	235,000
Eric R. Stearns	271,500	305,000
Barton R. Brookman, Jr.	200,000	250,000
Daniel W. Amidon	210,000	227,500

Short-Term Incentives

Annual STI is tied to the Company’s overall performance for the fiscal year, as measured against objective criteria set by the Committee, as well as the Committee’s assessment of Company performance and individual performance of each executive. For 2008, the STI performance based award percentage was 70% of the total target STI; 40% tied to production and 30% to diluted earnings per share. The Committee believes that some discretion with respect to individual awards is desirable to compensate for unusual and unexpected events, and as a result did not set specific performance targets for the remaining 30% of the target STI in 2008. For 2007, the Committee retained discretion over 60% of the total target STI to allow some flexibility to reflect superior or sub-par personal performance that may not have been captured by the financial and operating criteria.

Target STI payments, expressed as a percentage of base salary, are set for each executive officer during the first 90 days of the fiscal year based on job responsibilities. STI payments for 2008 ranged from 0% (as below) up to 180% of the executive officer’s base salary, based on the achievement of the objective criteria for performance based payments and the assessment by the Committee for the balance. For fiscal year 2007, target STI awards for the executive officers ranged from 50% to 75% of salary. In 2008, target STI awards for the executive officers ranged from 50% to 90% of salary, which is consistent with the Peer Group compensation.

With respect to the executive officers, the Committee establishes formulae to determine the percentage of the target annual incentive payment that may be payable for the fiscal year. The Committee does not have the discretion to change any objective criteria once they have been established. The following table sets forth the STI threshold, target and maximum levels for 2007 and 2008 of the performance bonus portion of the STI for the executives, expressed as a percentage of base salary.

	Short-Term Incentive Compensation
	2007			2008
	% of Base Salary			% of Base Salary
Name	Threshold	Target	Stretch	Threshold	Target	Stretch

Steven R. Williams	0%	75%	150%	0%	90%	180%
Thomas E. Riley	0%	62.5%	125%	–	–	–
Richard W. McCullough	0%	50%	100%	0%	90%	180%
Eric R. Stearns	0%	62.5%	125%	0%	62.5%	125%
Barton R. Brookman, Jr. (1)	–	–	–	0%	50%	100%
Daniel W. Amidon	0%	50%	75%	0%	50%	100%

(1)	Mr. Brookman was not eligible for STI compensation until 2008.

The actual STI awards for 2008 performance were as follows: Mr. McCullough $604,044; Mr. Stearns $347,300, Mr. Shellum $20,000; Mr. Brookman $238,500; Mr. Amidon $210,540 and Mr. Williams $529,597. These awards were believed to be justified because Company had substantially met the stretch goals for 2008 production and net income. The Committee believed the subjective portion of the 2008 award was appropriate because of the impressive performance of the Company in 2008, with the implementation of a significant well-timed hedge program, as well as remediating the material weaknesses noted in prior years related to the Company’s financial reporting.

A similar short term bonus plan for 2009 has been established for the named executives and reported on Form 8-K filed with the Securities and Exchange Commission on April 6, 2009. The objective goals were changed significantly, in light of the recession, and relate to Company minimum liquidity and cash flow per share targets. The potential 2009 bonus amounts again range from 0% to 180% of base salary.

Long-Term Incentives

The Committee’s practice has been to determine the dollar amount of target equity compensation and to then grant equity-based compensation that has a fair value equal to that amount. To provide consistency from year-to-year and to avoid questions about timing of awards, the Committee uses a consistent period to value the awards when determining the number of shares in the award, that being the average daily price of the Company’s common stock on the NASDAQ Stock Market for all of the trading days in December of the year prior to the award year. The 2007 awards were determined using the fair value of the awards based on the average daily closing price of the Company’s stock in December 2006, with average December 2007 prices being used to determine the awards for 2008. At the Committee’s direction, the Consultant calculated the fair value utilizing methods it has developed for use with these types of equity valuations, including taking into account the probability and/or timing of vesting under the performance criteria for the LTIP shares and the other restricted stock. For the purpose of recording an expense for financial reporting purposes, the awards are valued based on the market price at the time the award is finalized.

In 2008, a percentage of the equity-based compensation awards were LTIP shares, and the balance of the awards were time vesting restricted stock. All of Mr. Williams’ 2008 equity-based compensation was LTIP awards, to encourage him to assist in the transition to the new CEO, as these awards only have value 3, 4 and 5 years from the 2008 award date. The following table summarizes LTI awards for 2007 and 2008, and the second table summarizes the target prices for the performance vesting of the LTIP awards.

	Long-Term Incentive Compensation
	2007			2008
		Percent of			Percent of
		Value			Value
		from	Percent of		from	Percent of
	Percent	Time Vesting	Value	Percent	Time Vesting	Value
	of	Restricted	from	of	Restricted	from
Name	Salary	Stock	LTIP Stock	Salary	Stock	LTIP Stock

Steven R. Williams	175%	50%	50%	175%	0%	100%
Thomas E. Riley	145%	60%	40%	–	–	–
Richard W. McCullough	–	–	–	150%	50%	50%
Eric R. Stearns	140%	60%	40%	145%	50%	50%
Barton R. Brookman, Jr.	–	–	–	100%	50%	50%
Daniel W. Amidon	–	–	–	100%	50%	50%

LTIP Target Prices (1)
					Percent
	Approximate				Vested if
Year of	Growth				Target
Award	Target	Target Price			Attained (2)
2007
		2009	2010	2011

	12%	$60.00	$67.50	$75.00	50%
	16%	67.50	77.50	90.00	75%
	20%	75.00	90.00	107.50	100%
2008
		2010	2011	2012

	12%	$80.50	$90.00	$101.00	50%
	16%	89.50	103.50	120.00	75%
	20%	99.00	118.50	142.50	100%

(1)	Growth target percentages and target prices are based on the average closing price of the Company’s common stock during the preceding December for each of the years.
(2)	Performance shares will vest for a performance period only if the target price is met or exceeded for such period. Performance shares vested for a performance period shall not be subject to divestment in the event the share price subsequently decreases below the threshold in a subsequent period.

Retirement Plans

The Company has a combined qualified 401(k) and profit sharing plan for all of the Company’s employees including the executive officers. The plan provides for discretionary matching contributions. Generally, the Company matches 401(k) contributions dollar for dollar up to 10% of the employee’s compensation and then matches 20% for contributions above 10% of the employee’s compensation up to the maximum allowable limits under the Internal Revenue Code (“IRC”). The Company’s profit sharing contribution is discretionary and for 2008 was equal to 1% of the Company’s consolidated net income. Total Company contributions, to the plan, both 401(k) and profit sharing for 2008 were $1.9 million.

Under their current employment agreements, certain of the named executive officers also earn the right to future payments following their retirement or other departure from the Company. Mr. Stearns and Mr. McCullough, under their respective employment agreements, annually earn a retirement benefit equal to $75,000 ($7,500 per year for 10 years). Following their termination of service with the Company, their cumulative total annual retirement benefit will be disbursed in ten equal annual installments. As of December 31, 2008, Mr. McCullough’s total cumulative benefit, including the 2008 increment, was $150,000 ($15,000 per year for 10 years). As of December 31, 2008, Mr. Stearns had earned a total cumulative benefit, including the 2008 increment, of $375,000 ($37,500 per year for 10 years). The Company ceased offering this benefit to new executives in 2007, and therefore Mr. Amidon, Mr. Brookman and Mr. Shellum do not participate.

Mr. Williams participated in two non-qualified retirement plans. Under the first plan he will receive $450,000 ($45,000 per year for 10 years, beginning January 2009). Under the second plan, he will be paid $601,930, ($60,193 per year for 10 years, beginning July 2009). In the event of change in control the benefits due will be accelerated and due immediately.

Mr. Williams also receives a lifetime healthcare benefit under his employment agreement; the Company has recorded an accumulated postretirement obligation of $648,146 as of December 31, 2008, related to this benefit.

Other Compensation and Benefits

The Company also provides certain other benefits to its executive officers that are not tied to any formal individual or Company performance criteria and are intended to be part of a competitive overall compensation program. Each of the executive officers, except as noted below, has (1) a Company vehicle (or vehicle allowance) that they use for Company business, and are allowed to use for personal uses as well; (2) coverage under the Company’s medical plan and reimbursement of medical expenses not covered by the plan; (3) the right to be reimbursed for one Board-approved club membership; (4) reimbursement of the cost of a $1 million life insurance policy; and (5) reimbursement of the cost of disability insurance. Given the importance of the executives and their good health to the success of the Company and the achievement of its business goals, the Committee believes that the medical insurance and reimbursement encourage the executives to seek appropriate medical assistance. The other benefits are commonly provided to executives and are necessary to create a competitive compensation package. A new model executive contract was initiated for new executive officers beginning with Mr. Shellum and Mr. Brookman. This contract does not provide for reimbursement of medical expenses not covered by the medical plan as described in item 2 above, or for reimbursement of life insurance or disability insurance as described in 4 and 5 above.

Termination Benefits including Change in Control Payments

The compensation provisions in the event of a change in control serve to lessen the potential negative impact of a change in control on the executive officers and to lessen the potential conflict between the best interests of the shareholders and that of the executives. The Committee believes this is desirable, in combination with significant stock ownership, to encourage the executives to consider possible change in control situations that might benefit the Company’s shareholders.

The Committee also believes that severance benefits for senior management should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the Company from the former employee as soon as practicable. For instance, while it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum severance payment, the Company believes that a lump-sum severance payment is preferable in order to most cleanly sever the relationship as soon as practicable. The Company has entered into employment agreements with each of the executive officers that include change in control provisions. Certain of these agreements (McCullough, Stearns, and Amidon) provide for the continued employment for a period of two years following a “change in control” of the Company. For this purpose the definition of “change of control” corresponds to the definition under IRC 409A and the supporting treasury regulations. These agreements are intended to retain the executives and provide continuity of management in the event of an actual or threatened change in the control of the Company and ensure that the executive’s compensation and benefits expectations would be satisfied in such event.

Where the termination follows a “change of control” of the Company, or where the Company terminates the executive officer without “cause” or where the executive officer terminates employment for “good reason,” the severance benefits are equal to either two times (Brookman and Shellum (except it is three times if the event is a change of control)) or three times (McCullough, Stearns, and Amidon) the sum of: a) the executive officer’s highest annual base salary during the previous two years of employment immediately preceding the termination date, plus b) the highest annual bonus paid to the executive officer during the same two year period. The executive officer is also entitled to 1) vesting of any unvested equity compensation (excluding all LTIP shares), 2) reimbursement for any unpaid expenses, 3) retirement benefits earned under the current or previous agreements, 4) continued coverage under the Company’s medical plan for up to 18 months, and 5) payment of any earned, unpaid bonus amounts. In addition, a terminated executive officer is entitled to receive any benefits that he otherwise would have been entitled to receive under our 401(k) and profit sharing plan, although those benefits are not increased or accelerated. The Committee believes that these termination benefits are comparable to the general practice among similar companies, although it has not conducted a study to confirm this.

The definition of “good reason” varies among the employment agreements but generally includes all or some of the following: 1) a material diminution in the executive’s authority, duties and responsibilities with the Company, 2) a material decrease of the executive officer’s base salary, 3) a material diminution in the reward opportunities under the annual performance bonus, 4) a material diminution in the authority, duties, and responsibilities of the supervisor to whom the executive reports, 5) a material reduction in the budget over which the executive retains authority, 6) a material change in the geographic location where the executive provides services, or 7) any other material breach of the employment agreement by the Company.

The Company may terminate any of the executive officers for “just cause”, which is defined in the employment agreements to include 1) a failure by the executive to substantially perform his duties, 2) conduct by the executive that results in consequences which are materially adverse to the Company, monetarily or otherwise, 3) a guilty plea or conviction of a felony, 4) conduct demonstrating gross unfitness to serve in the position or 5) a material breach of the terms of the employment agreement by the executive officer. If an executive officer is terminated for just cause, the Company is required to pay the executive officer his base salary through the termination date plus any bonus (only for periods completed and accrued, but not paid), incentive, deferred, retirement or other compensation, and provide any other benefits, which have been earned or become payable as of the termination date but which have not yet been paid or provided.

If an executive officer voluntarily terminates his employment with the Company for other than good reason, he is entitled to receive 1) the base salary, bonus and incremental retirement payment prorated for the portion of the year that the executive officer is employed by the Company, provided, however, that with respect to McCullough, Stearns, and Amidon, there shall be no proration of the bonus in the event such executive officer leaves prior to March 31 in the year of his termination and, with respect to Brookman and Shellum, there shall be no proration of the bonus if such executive leaves prior to the last day of the year 2) any incentive, deferred or other compensation which has been earned or has become payable, but which has not yet been paid under the schedule originally contemplated in the agreement under which they were granted or in full without discount within 60 days of the termination date at the discretion of the Company, 3) any unpaid expense reimbursement upon presentation by the executive officer of an accounting of such expenses in accordance with normal Company practices, and 4) any other payments for benefits earned under the employment agreement or Company plans.

If the executive officer’s termination is due to his death or by the company due to his “disability”, certain benefits are provided to him. For this purpose, the definition of “disability” corresponds to the definition under IRC 409A and the supporting treasury regulations. The benefit payable shall be payable in a lump sum and shall be equal to the compensation and other benefits that would otherwise have been paid for a six month period following the termination date plus a pro-rated portion of the performance bonus.

The table below provides information regarding the amounts each of the executive officers would be eligible to receive if a termination event had occurred as of December 31, 2008. For the purpose of valuing equity compensation, the presentation below assumes the closing price per share of the Company’s stock on December 31, 2008 was $24.07:

	Termination Benefits(1)
	By Executive		By Company
	Retirement				Change	Death
	or	Good	For	Without	in	or
Name	Voluntary	Reason	Cause(2)	Cause	Control	Disability(3)

Richard W. McCullough	$760,151	$4,117,051	$578,938	$4,117,051	$4,117,051	$1,492,113
Gysle R. Shellum	20,000	784,617	–	784,617	1,019,617	432,117
Eric R. Stearns	728,807	2,850,641	624,497	2,850,641	2,850,641	1,382,560
Barton R. Brookman	245,607	1,370,028	173,757	1,370,028	1,720,028	787,222
Daniel W. Amidon	216,647	1,551,414	153,485	1,551,414	1,551,414	563,613

(1)	The benefits are calculated as of December 31, 2008. Please refer to previously disclosed Executive Employment Agreements for applicable termination provisions under the specified scenarios.

(2)	It is currently anticipated that an accrued “performance based” and “discretionary” bonus would be paid to an Executive who has a voluntary termination of employment with the Company. However, it is not anticipated that a “discretionary” bonus, even if accrued, would be paid to an Executive who is terminated “For Cause”.

(3)	In the event of death or disability, the termination benefits would consist of (i) the base salary and bonus for the portion of the year the executive officer is employed by the Company, (ii) the base salary that would have been earned for the six months after termination; (iii) immediate vesting of all equity and option awards; (iv) the payment of deferred retirement compensation based upon the schedule originally contemplated in the deferred retirement compensation agreement or in a lump-sum no later than two and one-half months following the close of the calendar year in which the death or disability occurred; (v) reimbursement for any unpaid expenses; (vi) benefits earned under the 401(k) and profit sharing plan; and (vii) continued coverage under the Company’s medical plan for up to 18 months.

Executive Officer and Director Share Retention and Ownership Guidelines

In order to promote equity ownership and further align the interests of management with the Company’s shareholders, the Committee has adopted share retention and ownership guidelines for senior management and Non-Employee Directors. Under these guidelines, Executive Officers and Non-Employee Directors are required to achieve and continue to maintain a significant ownership position, as follows:

Chief Executive Officer	3 times salary
Other Executive Officers
(excluding the Chief Accounting Officer)	2 times salary
Non-Employee Directors	1 times retainer

Officers and directors are provided five years from the date they became an executive officer or director to comply with these requirements. The Committee periodically reviews share ownership levels of the persons subject to these guidelines. Shares held by the executive officers and shares held indirectly through the Company 401(k) plan are included in determining an executive officer’s share ownership. Shares underlying stock options, including vested options, as well as unvested restricted stock, are not included. All executive officers other than Mr. Stearns have occupied their positions less than five years, and therefore are not out of compliance with the guidelines, although they have not yet accumulated sufficient stock to comply with the ownership guidelines. Similarly, three directors (Messrs. Casabona, Crisafio and Mazza) have not been members of the Board for five years, and therefore are not out of compliance with the ownership guidelines, although they have not yet accumulated sufficient stock to comply with the guidelines. Due to the extreme volatility of the Company’s stock price, on March 16, 2009 the Board clarified that compliance would be measured once each year at the close of business on July 2nd. Based on this annual compliance measurement and the five year initial grace period, no director or officer is currently out of compliance with the ownership guidelines.

The Company’s insider trading policy expressly prohibits Company officers, directors, employees and associates from engaging in options, puts, calls or other transactions that are intended to hedge against the economic risk of owning the Company shares.

New Employment Agreements: Section 409A Compliance

All current executive officers entered into a new employment agreement on December 31, 2008. Mr. Shellum began employment in November 2008 and this was his initial contract. Mr. Brookman’s contract reflected his promotion in 2008 to an executive officer. For the other executive officers, the new agreement replaced any existing agreements. In addition, a new model executive officer employment agreement contract was developed during 2008, and used as a basis for the employment agreements with Mr. Brookman and Mr. Shellum. Pursuant to the model executive officer employment agreement (1) supplemental executive retirement benefits will no longer be offered; (2) supplemental medical reimbursement will no longer be offered and (3) supplemental life insurance will no longer be offered. The new employment agreements including those based on the new model executive officer employment agreement also contain a “claw back” provision requiring the employee to reimburse the Company for annual bonus payments received for each affected year, if the Company must restate all or a portion of its financial statements due to the material noncompliance by the Company with any financial reporting requirement under the securities laws. The reimbursements will be equal to the difference between the bonus paid to the employee for the affected years and the bonus that would have been paid to the employee had the financial results been properly reported.

The initial term of the agreements is for two years and they are automatically extended for an additional 12 months beginning on the first anniversary of the effective date and on each successive anniversary unless either party cancels. The employment agreements provide for the base annual salary to be reviewed annually (see “Base Salary” discussion above).

Each employment agreement provides for an annual performance bonus as determined by the Committee and is based in part upon written objective criteria and in part upon the discretion of the

Committee. The annual performance bonus earned is calculated as a percentage, as determined by the Compensation Committee, of the executive officers’ base salary.

Each employment agreement contains a standard non-disclosure covenant and also provides that the executive officer is prohibited during the term of his employment and for a period of one year following his termination from engaging in any business that is competitive with the Company’s oil and gas drilling business. Additionally, the employment agreements state that the executive officer must devote substantially all of his business time, best efforts and attention to promote and advance the business of the Company. The executive officer may not be employed in any other business activity, other than with the Company, during the term of the employment agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage without approval by the Compensation Committee. This restriction will not prevent the executive officer from investing his personal assets in a business which does not compete with the Company or its affiliates, and where such investment will not require services of any significance on the part of the executive officer in the operation of the affairs of the business.

On April 27, 2009 the Company’s Compensation Committee determined that it will use its best efforts to negotiate with the current executives in order to remove any “single trigger” within the next 24 months with respect to change in control provisions of their employment agreements. The Company’s Compensation Committee has also committed to use its best efforts in negotiations with any future Company executives, to avoid the use of “single triggers” in such new agreements. A “single trigger” provision permits the executive to terminate his employment for any reason after a change of control and receive a severance.

Other Agreements and Arrangements

In addition to the above employment agreements, the existing employment agreement with Mr. Williams, was amended on August 29, 2008. The terms and conditions of Mr. Williams’ compensation arrangements regarding his service as an advisor to the Company following his retirement as CEO on June 23, 2008 are reflected in the Company’s Form 8-K current report dated August 29, 2008, which the Company hereby incorporates herein by reference. Most of the related acceleration in equity grants pertains to performance shares that have worth only if the Company achieves certain specified increased share price targets in future years. The Compensation Committee believed that this acceleration would help align Mr. Williams’ interests with the transition to the new chief executive officer and the future success of the Company. Furthermore, the acceleration of the performance units is contingent on approval by the Board of his retirement from the Board; in rendering such future approval decision, the Board would be able to consider the success of Mr. Williams in his role in the transition of the chief executive officer and in the future success of the Company as an Advisor and as Chairman.

Prior to 2008, the Company raised capital through the formation of partnerships for which the Company was the general partner. Prior to 2007, executive officers could invest in a Board-approved executive drilling program at the Company’s cost. Effective with the 2007 partnership the Board eliminated this executive officer investment program, although there was some carryover drilling from the 2006 program paid in 2007. There was no drilling in 2008 by any partnership with executive officer investors.

Internal Revenue Code Section 162(m)

The Committee is aware of IRC Section 162(m) of the tax code, which generally limits the deductibility of executive pay in excess of one million dollars per year, and which specifies the requirements for the “performance-based” exemption from this limit. Elements of the executive compensation program are indeed performance-based, such as stock options issued under the Company’s 2004 Long-Term Equity Compensation Plan. Other aspects of the executive compensation program do not qualify as performance-based, such as time-based restricted stock and the Company’s annual incentive plan because the Committee prefers the ability to exercise discretion in evaluating a portion of participants’ performance. The financial implications of a potential lost deduction are not expected to be material. The Committee will continue to monitor its position on the impact of Section 162(m) for the Company’s executive compensation programs.

EXECUTIVE COMPENSATION
2008 SUMMARY COMPENSATION TABLE

The following table provides summary compensation information for the Company’s Chief Executive Officer, the Chief Financial Officer, and the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, whose total compensation exceeded $100,000 in 2008 (the “named executive officers”).

									Nonqualified
								Non-Equity	Deferred	All Other
Name and Principal					Stock		Option	Incentive Plan	Compensation	Compensation	Total
Position(1)	Year	Salary	Bonus(2)		Awards(3)		Awards(4)	Compensation(5)	(6)	(7)	Compensation

Richard W. McCullough	2008	$340,000	$181,213		$385,095		$17,532	$422,831	32,555	$74,704	$1,453,929
Chief Executive Officer,	2007	235,000	105,750		46,390		17,532	94,000	30,555	59,014	588,241
President, and Chairman(8)	2006	32,237	83,000	(9)	5,928		2,289	—	3,848	—	127,302

Steven R. Williams	2008	279,173	158,879		1,422,167	(10)	102,141	370,718	(157,164)	50,518	2,226,432
Chief Executive Officer	2007	370,000	249,750		184,470		34,609	222,000	140,312	107,024	1,308,165
and Chairman(11)	2006	345,000	155,250		163,023		54,546	362,250	88,438	85,483	1,253,990

Gysle R. Shellum	2008	27,115	20,000		4,896		—	—	—	2,911	54,922
Chief Financial Officer(12)

Eric R. Stearns	2008	305,000	104,310		493,721		25,724	243,390	24,416	51,942	1,248,503
Executive Vice President	2007	271,500	152,719		162,982		31,723	135,750	23,033	57,833	835,540
	2006	251,000	175,300	(13)	98,318		32,806	175,700	21,730	60,478	815,332

Barton R. Brookman	2008	250,000	71,850		338,162		—	167,650	—	29,914	857,576
Senior Vice President of	2007	192,300	100,000		145,381		—	—	—	37,857	475,538
Exploration & Development

Daniel W. Amidon	2008	227,500	63,162		206,024		—	147,378	—	34,567	678,631
General Counsel and Secretary	2007	96,922	180,000		52,526		—	—	—	8,984	338,431

Thomas E. Riley	2008	72,763	—		974,729	(14)	82,876	—	154,029	46,362	1,330,759
President and Director(15)	2007	292,500	186,469		181,371		35,146	124,312	32,674	66,827	919,299
	2006	272,000	81,600		107,580		35,977	190,400	30,824	57,062	775,443

(1)	The listed positions are those held as of December 31, 2008 except as otherwise noted below.

(2)	Represents the discretionary based amounts paid under the Company’s annual STI bonus plan. For a discussion of the bonus plan, see Compensation Discussion and Analysis set forth above.

(3)	Represents compensation expense recorded by the Company pursuant to FAS 123(R) related to outstanding restricted stock awards. For information regarding the determination of such expense, please refer to Note 9 to the Company’s consolidated financial statements included in its Report on Form 10-K filed with the SEC on February 27, 2009.

(4)	Represents compensation expense recorded by the Company pursuant to FAS 123(R) related to outstanding stock options. For information regarding the determination of such expense, please refer to Note 9 to the Company’s consolidated financial statements included in its Report on Form 10-K filed with the SEC on February 27, 2009.

(5)	Represents the performance based amounts earned under the Company’s annual STI bonus plan. For a discussion of the bonus plan, see Compensation Discussion and Analysis set forth above.

(6)	Represents the present value of the current benefit earned related to the deferred compensation retirement plan.

(7)	Amounts shown in this column are detailed in the chart below:

		Use of	Spousal/Other	Company					401(k) and Profit	401(k) and Profit
		Company	Airfare or	Paid Insurance		Other		Income	Sharing Plan	Sharing Plan
		Provided	Company	and Medical		Benefits &		Tax	Matching	Profit Sharing
Name	Year	Automobile(a)	Aircraft(b)	Expenses(c)		Perquisites(d)		Gross-up(e)	Contribution(f)	Contribution(g)

Richard McCullough	2008	$17,307	$8,746	$9,950		$9,489	(h)	$2,605	$20,500	$6,107
	2007	8,359	-	10,657		2,968		-	15,365	21,665
Steven R. Williams	2008	9,975	1,238	17,873	(i)	-		932	20,500	-
	2007	1,410	-	55,622	(i)	7,828		-	20,500	21,664
	2006	2,310	-	25,459	(i)	10,009		-	20,000	27,705
Gysle R. Shellum	2008	1,275	-	-		1,636(j	)	-	-	-
Eric R. Stearns	2008	3,600	2,957	14,097		2,880		1,800	20,500	6,107
	2007	3,821	-	12,926		3,922		-	15,500	21,664
	2006	1,697	-	12,202		3,874		-	15,000	27,705
Barton R. Brookman	2008	7,250	1,057	-		-		-	15,500	6,107
	2007	693	-	-		-		-	15,500	21,664
Daniel W. Amidon	2008	11,850	671	-		-		439	15,500	6,107
	2007	2,400	-	122		-		-	-	6,461
Thomas E. Riley	2008	1,542	-	20,718		3,603		-	20,500	-
	2007	4,597	-	18,238		1,828		-	20,500	21,664
	2006	2,239	-	2,829		4,289		-	20,000	27,705

(a)	Includes either the monthly auto allowance paid or the calculated personal use of a company provided auto based upon personal use percentages and the IRS published “Auto Lease Value” tables that are used to determine W-2 additional wage amounts.

(b)	Represents the cost of company provided airfare for spousal or other guest travel to certain approved company business functions. Note that a flight on the company aircraft with other executives traveling to the same business function was estimated using the published Standard Industry Fare Levels as all flights were for Board approved business purposes and personal use of the aircraft by any executive is prohibited.

(c)	Represents cost of company provided or reimbursed insurance and reimbursed medical expenses.

(d)	Primarily includes entertainment expenses such as club dues and athletic event tickets. For Messrs. Williams and Riley this column includes the estimated cost of their discounted participation in Company Sponsored Drilling Programs in 2007 and 2006.

(e)	The tax gross-up payments relate to the spousal use of company aircraft (column b). Since flights were for business events, gross-up was also approved by the Board.

(f)	Annual 401(k) company matching contributions.

(g)	Annual profit sharing contributions by the Company.

(h)	Mr. McCullough’s “Other Benefits” for 2008 includes $4,214 for company provided lodging. This amount represents the incremental cost of a Board approved and company provided apartment in Denver. The amount is the three month cost of the apartment $11,099 less the hotel savings to the Company of $6,885 (27 days at $255/day).

(i)	Mr. William s’ insurance and medical costs include $12,584 (2008), $37,845 (2007) and $20,170 (2006) for the actuarial determined Post retirement Medical Benefit provided under a self-funded plan.

(j)	Mr. Shellum’s amount represents “relocation expense reimbursement” pursuant to his 2008 employment agreement.

(8)	Mr. McCullough was appointed President on March 8, 2008, CEO effective June 23, 2008 and Chairman effective November 11, 2008. He served in the following capacities: Chief Financial Officer from November 2006 until November 2008; Vice Chairman from December 2007 until June 23, 2008.

(9)	The 2006 bonus amount paid to Mr. McCullough represents a signing bonus paid at the start of his employment with the Company.

(10)	Mr. Williams’ 2008 Stock award amount includes $1,385,337 from modifications due to his vesting at retirement on September 30, 2008.

(11)	Mr. Williams served as CEO until June 23, 2008 and Chairman until November 11, 2008. He was employed as an Advisor to the Company from June 23, 2008 until his Retirement on September 30, 2008. Mr. Williams continued to be a Board Member at the end of 2008 and the Company has approved his continued Board Service as meeting that “Vesting Service Requirements” for certain outstanding stock awards.

(12)	Mr. Shellum was hired as Chief Financial Officer effective November 11, 2008.

(13)	The 2006 bonus amount for Mr. Stearns consists of a $75,300 30% discretionary amount and a $100,000 special bonus for his work on the sale of undeveloped leases to Marathon.

(14)	Mr. Riley’s 2008 Stock Award amount includes $739,144 from the modification of the vesting of his outstanding stock awards upon his resignation “For Good Reason” and his corresponding Termination Date and accelerated vesting date on March 9, 2008.

(15)	Mr. Riley served as President and Board member of the Company until March 9, 2008.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

								All Other
					Estimated Future Payout			Stock	Grant Date
		Estimated Future Payout			Under Non-Equity			Awards:	Fair Value of
		Under Non-Equity			Incentive Plan Awards			Number of	Stock and
		Incentive Plan Awards (1)			(Number of Shares) (2)			Shares	Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awarded (3)	Awards

Richard W. McCullough	2/15/2008	$-	$306,000	$612,000	-	-	-	-	$-
	3/7/2008	-	-	-	-	4,145	8,290	-	374,294	(4)
	3/7/2008	-	-	-	-	-	-	13,878	934,128	(5)(6)
	3/7/2008	-	-	-	-	-	-	5,056	340,319	(5)(7)
Steven R. Williams(8)	2/15/2008	-	360,000	720,000		-	-	-	-
	3/7/2008	-	-	-	-	11,379	22,757	-	872,503	(4)
Gysle R. Shellum	11/30/2008	-	-	-	-	-	-	12,240	235,008	(5)(7)
Eric R. Stearns	2/15/2008	-	190,625	381,250	-	-	-	-	-
	3/7/2008	-	-	-	-	3,595	7,189	-	324,583	(4)
	3/7/2008	-	-	-	-	-	-	8,921	600,473	(5)(6)
	3/7/2008	-	-	-	-	-	-	4,384	295,087	(5)(7)
Barton R. Brookman	2/15/2008	-	-	-	-	-	-	-	-
	3/7/2008	-	-	-	-	1,849	3,698	-	166,965	(4)
	3/7/2008	-	-	-	-	-	-	4,956	333,588	(5)(6)
	3/7/2008	-	-	-	-	-	-	2,255	151,784	(5)(7)
Daniel W. Amidon	2/15/2008	-	113,750	227,500	-	-	-	-	-
	3/7/2008	-	-	-	-	1,849	3,698	-	166,965	(4)
	3/7/2008	-	-	-	-	-	-	4,956	333,588	(5)(6)
	3/7/2008	-	-	-	-	-	-	2,255	151,784	(5)(7)
Thomas E. Riley(8)	3/9/2008	-	-	-	-	-	-	3,500	235,585	(9)

(1)	Represents STI compensations award, or cash incentive awards, computed as described above in Compensation Discussion and Analysis – Short-Term Incentives.

(2)	Represents market-based restricted stock awards under the Company’s 2004 Long-Term Equity Compensation Plan. For a discussion of the Company’s Long-Term Incentive Plan, see the Compensation Discussion and Analysis set forth above.

(3)	Represents time-based restricted stock awards under the Company’s 2004 Long-Term Equity Compensation Plan. For a discussion of the Company’s Long-Term Incentive Plan, see the Compensation Discussion and Analysis set forth above.

(4)	Grant date fair value is computed by multiplying the number of shares awarded by the grant date fair market value as computed utilizing the Monte Carlo pricing model, which was $45.15 per share.

(5)	Grant date fair value is computed by multiplying the number of shares awarded by the closing price of the Company’s common stock, as reported on the NASDAQ Global Select Market, on the date of grant.

(6)	20% of these shares are scheduled to vest in each of the years 2009 through 2013.

(7)	25% of these shares are scheduled to vest in each of the years 2009 through 2012.

(8)	Pursuant to an agreement and a separation agreement with Messrs. Williams and Riley, respectively, the Company modified then outstanding stock options, time- based restricted stock and market-based restricted stock awards to accelerate the vesting schedule, none of which would have vested pursuant to the original terms of the award. For Mr. Williams, the Company modified 5,227 options, 37,440 shares of market-based restricted stock and 13,070 shares of time-based restricted stock, resulting in an incremental decrease in grant date fair value of $6,200 and $36,483 and an incremental increase in grant date fair value of $181,451, respectively; the 5,227 options vested on September 30, 2008, and the remaining 50,510 shares of restricted stock are scheduled to vest upon Mr. Williams’ retirement from the Board of Directors, pursuant to the terms of his agreement. For Mr. Riley, the Company modified 4,678 options, 10,954 shares of time-based restricted stock and 1,539 shares of market-based restricted stock, resulting in an incremental increase in grant date fair value of $13,641, $229,579 and $49,017, respectively; 100% of these awards vested on March 9, 2008.

(9)	Shares were awarded pursuant to a separation agreement effective March 9, 2008. Grant date fair value is computed by multiplying the number of shares awarded by the closing price of the Company’s common stock, as reported on the NASDAQ Global Select Market, on the date of grant.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END TABLE

	Option Awards					Restricted Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market
	Number of Securities					Number		Market Value	Number of	Value
	Underlying Unexercised					of Shares		of Shares	Unearned	of Unearned
	Options Held at					of Stock		That Have	Shares That	Shares That
	December 31, 2008			Exercise	Expiration	That Have		Not	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Not Vested		Vested(1)	Vested (2)	Vested(1)

Richard W. McCullough	1,666	1,667	(3)	$43.60	11/14/2016	21,062	(4)	$506,962	8,290	$199,540
Steven R. Williams	-	-		-	-	13,070	(5)	314,595	37,440	901,181
Gysle R. Shellum	-	-		-	-	12,240	(6)	294,617	-	-
Eric R. Stearns	3,670	-		37.15	12/13/2014	20,508	(7)	493,628	14,084	339,002
	2,187	2,188	(3)	44.95	3/16/2016	-		-	-	-
Barton R. Brookman	-	-		-	-	16,893	(8)	406,615	3,698	89,011
Daniel W. Amidon	-	-		-	-	9,311	(9)	224,116	3,698	89,011

(1)	The market value of shares is based on the closing price of the Company’s common stock, as reported on the NASDAQ Global Select Market, on December 31, 2008.

(2)	Represents LTIP shares to be issued based upon continuous employment and the achievement of certain market-based performance goals for the Company’s common stock as discussed in the Compensation Discussion and Analysis set forth above.

(3)	50% of these options are scheduled to vest in each of the years 2009 through 2010.

(4)	5,103 shares are scheduled to vest in each of the years 2009 and 2010, 4,040 shares in 2011 and 2012 and 2,776 shares in 2013.

(5)	100% of these shares are scheduled to vest upon Mr. Williams’ retirement from the Company’s Board of Directors, if the Board approves such retirement, pursuant to the terms of his agreement dated August 29, 2008.

(6)	3,060 shares are scheduled to vest in each of the years 2009 through 2012.

(7)	5,734 shares are scheduled to vest in 2009, 5,735 shares in 2010, 4,374 shares in 2011, 2,880 shares in 2012 and 1,785 shares in 2013.

(8)	6,645 shares are scheduled to vest in 2009, 6,146 shares in 2010, 1,555 shares in each of the years 2011 and 2012 and 992 shares in 2013.

(9)	2,254 shares are scheduled to vest in 2009, 2,255 shares in each of the years 2010 and 2011, 1,555 shares in 2012 and 992 shares in 2013.

2008 OPTIONS EXERCISES AND STOCK VESTED TABLE

	Option Awards			Stock Awards
	Number of			Number of
	Shares Acquired		Value Realized	Shares Acquired		Valu e Realized
Name	on Exercise		on Exercise	on Vesting		on Vesting(1)

Richard W. McCullough	-		$-	1,064		$16,747
Steven R. Williams	5,870	(2)	42,381	34,458		1,640,585
Eric R. Stearns	-		-	4 ,124		231,477
Barton R. Brookman	-		-	4 ,091		194,331
Daniel W. Amidon	-		-	2 ,200		144,430
Thomas E. Riley	8,829	(3)	227,758	19,200	(3)	1,299,758

(1)	Represents value of the vested shares by multiplying the number of vesting shares by the market value of the shares on the vesting date.

(2)	On September 30, 2008, the Company vested 5,227 options, which were modified to accelerate the vesting schedule pursuant to an agreement with Mr. Williams dated August 29, 2008; none of these shares would have vested pursuant to the original terms of the award.

(3)	On March 9, 2008, the Company vested 4,678 options, 10,954 shares of time-based restricted stock and 1,539 shares of market-based restricted stock, which were modified to accelerate the vesting schedule pursuant to a separation agreement with Mr. Riley dated February 8, 2008; none of these shares would have vested pursuant to the original terms of the award.

2008 NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Company		Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in		Earnings in	Withdrawals/	Balance at
Name	2008	2008(1)		2008(2)	Distributions	December 31, 2008

Richard W. McCullough	$-	$32,555		$2,078	$-	$69,267
Steven R. Williams	-	(157,164	)(3)	56,425	-	839,683
Gysle R. Shellum	-	-	(4)	-	-	-
Eric R. Stearns	-	2 4,416		5,528	-	122,077
Barton R. Brookman	-	-	(4)	-	-	-
Daniel W. Amidon	-	-	(4)	-	-	-
Thomas E. Riley	-	154,029		7,842	-	292,564

(1)	Company contributions include the present value cost of providing the deferred compensation payout over a ten year period. Since this is a self funded deferred compensation plan, the Company’s additional annual deferred compensation expense, less the interest component noted as aggregate earnings above, equals the increase in the accrued Company contributions that are required to fund the plan. These annual amounts are a component of the executive officers’ 2008 compensation and included in the 2008 Summary Compensation Table.

(2)	Aggregate earnings consist of interest income earned on the beginning of the year compensation balance at a 6% interest rate. These earnings are not included in the 2008 Summary Compensation Table as they are not above market rate.

(3)	Mr. Williams received deferred compensation benefits from two deferred compensation plans. Due to Mr. Williams’ changed retirement date and his changed deferral election under the prior retirement plan, the present value needed to cover his deferred compensation payout decreased in 2008 and there was a recovery of prior contributions.

(4)	These 2008 newly named executive officers were not added to the executive deferred compensation plan as of December 31, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information related to our equity compensation plans under which our equity securities are authorized for issuance as of December 31, 2008.

			Number of securities
	Number of securities to be		remaining available for
	issued upon exercise of	Weighted-average exercise	future issuance under equity
Plan category	outstanding options(1)	price of outstanding options	compensation plans(2)

Equity compensation plans approved by security holders:
2004 Long-Term Equity Compensation Plan	18,351	$41.68	312,418
2005 Non-Employee Director Restricted Stock Plan	-	-	59,844

Total equity compensation plans approved by security holders	18,351		372,262
Equity compensation plans not approved by security holders	-	-	-

Total	18,351	$41.68	372,262

(1)	Excludes 72,683 shares of common stock to be issued based upon continuous employment and the obtainment of certain market-based performance goals over a specified period of time.

(2)	The number of securities remaining available for future issuances have been reduced by the number of securities to be issued upon exercise of outstanding options and shares subject to certain market-based performance goals over a specified period of time.

SHAREHOLDER NOMINATIONS AND PROPOSALS

Advance Notice Procedures

Under the Company’s By-Laws, no business may be brought before an annual meeting of the Company unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered advance notice to the Company. The notice must contain certain information specified in the By-Laws and be delivered to the Corporate Secretary at Petroleum Development Corporation, 1775 Sherman Street, Suite 3000, Denver, Colorado 80203, not less than 80 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. The by-laws also provide that if the meeting is held more than 30 days before the anniversary of the prior year’s annual meeting or 60 days after such anniversary then notice can be given not later than the tenth day following the day on which public announcement of the date of the annual meeting is first made by the Company. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Under federal proxy rules, if a shareholder wishes to present such a proposal at the annual meeting, but fails to notify the Company by the date required by the Company’s By-Laws, the proxies solicited by the Board will include discretionary authority to vote on the shareholder’s proposal in the event the proposal is properly brought before the meeting.

Shareholder Proposals for 2010 Annual Meeting

In order to be included in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders, shareholder proposals must be received by the Company at its principal executive office on or prior to January 5, 2010. Proposals should be addressed to:

Corporate Secretary
Petroleum Development Corporation
1775 Sherman Street, Suite 3000
Denver, Colorado, 80203

In addition, for any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2010 Annual Meeting of Shareholders, SEC rules permit management to vote proxies in its discretion if the Company (1) receives written notice of the proposal not later than March 16, 2010, nor earlier than March 6, 2010, and advises shareholders in the 2010 proxy statement about the nature of the matter and how management intends to vote on the matter; or (2) does not receive written notice of the proposal prior to the close of business on March 16, 2010. Notices of intention to present proposals at the 2010 annual meeting of shareholders should be addressed to Corporate Secretary, Petroleum Development Corporation, 1775 Sherman Street, Suite 3000, Denver, Colorado 80203.

By Order of the Board of Directors,

Richard W. McCullough, Chairman

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold	+

	01 - Anthony J. Crisafio	☐	☐	02 - Kimberly Luff Wakim	☐	☐

		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the year ending December 31, 2009.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign in the above box EXACTLY as your name(s) appears on this proxy. All joint holders must sign. When signing in a representative capacity, please provide your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

<STOCK#>	011YSC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy —  Petroleum Development Corporation

1775 Sherman Street, Suite 3000
Denver, Colorado, 80203
Proxy Solicited by Board of Directors for Annual Meeting of Shareholders
The undersigned appoints RICHARD W. MCCULLOUGH and DANIEL W. AMIDON, and either of them, proxies, each with full power to act without the other and with full power of substitution for and in the name of the undersigned at the Annual Meeting of Shareholders of Petroleum Development Corporation (the “Company”) to be held on June 5, 2009, at 11:30 a.m. Mountain Time, and at any adjournment or postponement thereof to vote all shares of the common stock of the Company, held by the undersigned with respect to the matters herein and on such other matters as may properly come before the meeting.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for such meeting dated June 5, 2009, and a copy of the Company’s 2008 Annual Report.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR EACH OF THE DIRECTORS SPECIFIED IN PROPOSAL 1 AND FOR PROPOSAL 2.
In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments or postponements thereof.
IMPORTANT INFORMATION IS CONTAINED ON OTHER SIDE OF THIS CARD, PLEASE READ BOTH SIDES OF THIS CARD, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold	+

	01 - Anthony J. Crisafio	☐	☐	02 - Kimberly Luff Wakim	☐	☐

		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the year ending December 31, 2009.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign in the above box EXACTLY as your name(s) appears on this proxy. All joint holders must sign. When signing in a representative capacity, please provide your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■

<STOCK#>	011YSC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Petroleum Development Corporation

1775 Sherman Street, Suite 3000
Denver, Colorado, 80203
Proxy Solicited by Board of Directors for Annual Meeting of Shareholders
The undersigned appoints RICHARD W. MCCULLOUGH and DANIEL W. AMIDON, and either of them, proxies, each with full power to act without the other and with full power of substitution for and in the name of the undersigned at the Annual Meeting of Shareholders of Petroleum Development Corporation (the “Company”) to be held on June 5, 2009, at 11:30 a.m. Mountain Time, and at any adjournment or postponement thereof to vote all shares of the common stock of the Company, held by the undersigned with respect to the matters herein and on such other matters as may properly come before the meeting.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for such meeting dated June 5, 2009, and a copy of the Company’s 2008 Annual Report.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR EACH OF THE DIRECTORS SPECIFIED IN PROPOSAL 1 AND FOR PROPOSAL 2.
In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments or postponements thereof.
IMPORTANT INFORMATION IS CONTAINED ON OTHER SIDE OF THIS CARD, PLEASE READ BOTH SIDES OF THIS CARD, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.